Exhibit 2

ACQUISITION AGREEMENT

This Agreement dated as of the 10th day of May, 2011 by and among Madison Enterprises Group, Inc., a Delaware corporation, with an address at 488 Madison Avenue, Suite 1100, New York, New York 10022 (“Madison”), Fastfix, Inc., a Delaware corporation with an address at 330 Madison Avenue, 6th Floor, New York, NY 10017 (“Fastfix”) and the stockholders of Fastfix set forth on Exhibit “A”.

WITNESSETH

WHEREAS, Madison desires to acquire ninety-nine million six hundred fifty-eight thousand six hundred twenty-six (99,658,626) shares of the issued and outstanding common stock of Fastfix, par value $0.00001 per share (the “Fastfix Common Stock”) from the stockholders of Fastfix in exchange for two million eight hundred twenty four thousand eight hundred (2,824,800) shares of the common stock of Madison, par value $0.001 per share (the “Madison Common Stock”);

WHEREAS, the stockholders of Fastfix desire to acquire two million eight hundred twenty four thousand eight hundred (2,824,800) shares of the issued and outstanding common stock of Madison from Madison in exchange for  ninety-nine million six hundred fifty-eight thousand six hundred twenty-six (99,658,626) shares of the Fastfix Common Stock;

WHEREAS, Madison desires to redeem two million eight hundred twenty four thousand eight hundred (2,824,800) shares of its Common Stock from Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC in consideration for one hundred fifty thousand ($150,000) dollars;

WHEREAS, the Board of Directors of both Madison and Fastfix believe that this Agreement is: (i) in the best interests of each corporation and the stockholders of both Madison and Fastfix and (ii) will advance the long-term business interests of Fastfix and Madison.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, in consideration of the representations, warranties, and covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged;

IT IS AGREED:

1. Recitals.  The parties hereto adopt as part of this Agreement each of the recitals which is set forth in the WHEREAS clauses, and agree that such recitals shall be binding upon the Parties hereto by way of contract and not merely by way of recital or inducement.  Such WHEREAS clauses are hereby confirmed and ratified as being true and accurate by each Party to this Agreement.

2. Acquisition.  “Acquisition” shall refer to the following: (i) Madison’s acquisition of an aggregate of ninety-nine million six hundred fifty-eight thousand six hundred twenty-six (99,658,626) shares of the Fastfix Common Stock in exchange for two million eight hundred twenty four thousand eight hundred (2,824,800) common shares of the Madison Common Stock; (ii) Madison’s redemption of an aggregate of two million eight hundred twenty four thousand eight hundred (2,824,800) shares of Madison Common Stock from Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC in consideration for the payment of one hundred fifty thousand ($150,000) dollars and (iii) Fastfix becoming a wholly-owned subsidiary of Madison.

3. Other Definitions.

A. The “Closing Date” of the Acquisition shall mean May 10, 2011.

B. “DGCL” shall refer to the Delaware General Corporation Law.

4. Closing Transactions.

A. The Stockholders of Madison have approved this Agreement.

B. The Board of Directors of Fastfix has approved this Agreement.

C. The Board of Directors of Madison has approved this Agreement.

D. At the Closing, the Fastfix stockholders shall deliver to Madison their shares of the Fastfix Common Stock together with duly executed stock powers in blank. It is anticipated that not all of the ninety-nine million six hundred fifty-eight thousand six hundred twenty-six (99,658,626) shares will be delivered at the Closing.

E. To the extent that the Fastfix stockholders are unable to deliver all of the ninety-nine million six hundred fifty-eight thousand six hundred twenty-six (99,658,626) shares of the Fastfix Common Stock to Madison at the Closing, Madison shall deliver to the Fastfix stockholders a pro rata share of two million eight hundred twenty four thousand eight hundred (2,824,800) shares of the Madison Common Stock, to be determined by multiplying 2,824,800 by a fraction, the numerator of which is the number of shares of Fastfix Common Stock delivered by the Fastfix stockholders at the Closing and the denominator of which is 99,658,626. For example, if the Fastfix stockholders deliver 79,726,900 shares constituting eighty (80%) percent of the issued and outstanding shares of Fastfix Common Stock to Madison at the Closing, Madison shall deliver 2,259,840 shares constituting eighty (80%) percent of the two million eight hundred twenty four thousand eight hundred (2,824,800) shares of Madison Common Stock to the Fastfix stockholders.

F. To the extent that the Fastfix stockholders are unable to deliver all of the ninety-nine million six hundred fifty-eight thousand six hundred twenty-six (99,658,626) shares of the Fastfix Common Stock to Madison at the Closing, the Fastfix stockholders may deliver their shares after the Closing; provided, however, that no shares shall be accepted after June 9, 2011.

Madison shall deliver to each Fastfix stockholder who delivers his, hers, or its stock certificates after the Closing a pro rata share of two million eight hundred twenty four thousand eight hundred (2,824,800) shares of the Madison Common Stock, to be determined by multiplying 2,824,800 by a fraction, the numerator of which is the number of shares of Fastfix Common Stock delivered by such Fastfix stockholder and the denominator of which is 99,658,626. For example, if the Fastfix stockholders deliver 4,982,931 shares constituting five (5%) percent of the issued and outstanding shares of Fastfix Common Stock to Madison, Madison shall deliver 141,240 shares constituting five (5%) percent of the two million eight hundred twenty four thousand eight hundred (2,824,800) shares of Madison Common Stock to the Fastfix stockholders.

G. Subject to, and consistent with, the provisions of this Agreement, and in accordance with the relevant provisions of the DGCL, if all of the ninety-nine million six hundred fifty-eight thousand six hundred twenty-six (99,658,626) shares of the Fastfix Common Stock are delivered to Madison, Fastfix shall become a wholly-owned subsidiary of Madison after the completion of the transactions set forth in this Article “4” of this Agreement. If less than all of the shares of the Fastfix Common Stock are delivered to Madison, Fastfix shall still become a subsidiary of Madison, but it shall not be a wholly-owned subsidiary.

5. Post-Closing Transactions.

A. Immediately after the Closing, the Board of Directors of Madison shall elect the Directors of Madison as set forth in Exhibit “C”.  The Directors of Madison serving immediately prior to the Closing shall resign immediately thereafter.

B. As of the date of the Closing, the aggregate number of shares which Madison has authority to issue is fifty five million (55,000,000) shares, of which fifty million (50,000,000) shares are Common Stock, par value of $.001 per share and five million (5,000,000) shares are Preferred Stock, par value of $.01 per share.

C. As of the date of the Closing, there are no shares of Preferred Stock issued and outstanding and three million two hundred ten thousand (3,210,000) shares of the Madison Common Stock issued and outstanding as set forth on Exhibit “B”.

D. After the Closing Madison shall amend its Certificate of Incorporation to increase the number of authorized shares to one hundred sixty million (160,000,000) shares, of which one hundred fifty million (150,000,000) shares are Common Stock, par value of $.001 per share and ten million (10,000,000) shares are Preferred Stock, par value of $.01 per share.

E. After Madison amends its Certificate of Incorporation to increase the number of authorized shares, Madison shall increase the number of outstanding shares of Madison by implementing a 12.3902577-for-1 stock split.  The amendment of the Certificate of Incorporation shall give the Board of Directors such powers with respect to the Preferred Stock which are at least as broad as the existing Certificate of Incorporation of Madison and shall further provide for the issuance of Preferred Stock which is anti-dilutive in all respects including, but not limited to, that a reverse split of Madison’s Common Stock shall not effect the Preferred Stock. For example, if there are forty million (40,000,000) shares of the Madison Common Stock issued and outstanding and five million (5,000,000) shares of Preferred Stock issued and outstanding which are convertible into 25,000,000 shares of Common Stock and there is a reverse split of the Common Stock, decreasing the number of shares of the issued and outstanding Madison Common Stock to twenty million (20,000,000) shares, the Preferred Stock shall retain the right to convert to 25,000,000 shares.

F. Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC shall be obligated to transfer to Madison an aggregate of two million eight hundred twenty four thousand eight hundred (2,824,800) shares of Madison Common Stock in consideration for the payment of one hundred fifty thousand ($150,000) dollars payable to Mintz & Fraade, P.C. on behalf of Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC as follows: (i) $37,500 from the first $75,000 of funds received from any source including, but not limited to, a private or public debt or equity offering when the first $37,500 is paid by Madison to Mintz & Fraade, P.C. then Madison shall redeem three hundred fifty three thousand one hundred (353,100) shares of Madison Common Stock owned by Mintz & Fraade Enterprises, LLC and three hundred fifty three thousand one hundred (353,100) shares of Madison Common Stock owned by Sierra Grey Capital, LLC) and (ii) when $37,500 from each additional $75,000 received from any source including, but not limited to, a private or public debt or equity offering by Madison is paid by Madison to Mintz & Fraade, P.C. then Madison shall redeem three hundred fifty three thousand one hundred (353,100) shares of Madison Common Stock owned by Mintz & Fraade Enterprises, LLC and three hundred fifty three thousand one hundred (353,100) shares of Madison Common Stock owned by Sierra Grey Capital, LLC so that when $300,000 is received from any source including, but not limited to, a private or public debt or equity offering, the full $150,000 shall have been paid and two million eight hundred twenty four thousand eight hundred (2,824,800) shares of Madison Common Stock shall have been redeemed.

G. Madison shall file a Form 8-K with the Securities and Exchange Commission (“SEC”) within four (4) business days after the Closing Date disclosing the Closing and the terms and conditions of the Acquisition in compliance with the applicable SEC rules and regulations.

H. Madison shall file post-effective amendment to its Registration Statement on Form S-1 with the SEC after the Closing Date disclosing the Closing and the terms and conditions of the Acquisition in compliance with the applicable SEC rules and regulations.

I. After the Closing, Madison shall amend its Certificate of Incorporation to change its name to “Fastfix, Inc.”

J. Fastfix shall enter into employment agreements with each of Craig Eckert and Vijaya Iswara for a period of three years each, with a base salary of ninety-six thousand ($96,000) dollars per year for each of them. Salaries will not commence until after  Fastfix has raised in excess of five hundred thousand ($500,000) dollars. Mr. Eckert’s salary will accrue as of March 1, 2011; the accrual will be paid out of a percentage of future revenues to be agreed upon.

K. Fastfix shall enter into an agreement with Deep Sea Logistics, Inc. which shall provide as follows:

i. The owners (the “Owners”) of Deep Sea Logistics, Inc., shall agree to pay off the Fastfix outstanding judgments and provide an undertaking that they shall obtain satisfactions of the judgments.  The Owners shall further authorize FastFix and/or any stockholder of FastFix to pay off the judgments.  An agreed amount of stock of FastFix shall be held in escrow by Mintz & Fraade, P.C. until all claims are satisfied.

ii. FastFix shall have the right to withhold 10% of the first $100,000 of Mr. Iswara’s annual compensation and 25% of any compensation above $100,000 for the benefit of FastFix or the stockholders who pay such judgments.  The unpaid balance shall be due in five (5) years at which time FastFix or the stockholders could sell the stock held in escrow to satisfy any unpaid amount.

iii. A similar structure shall be utilized with respect to the judgments against Mr. Iswara.

iv. The foregoing shall be disclosed in SEC filings.

6.           Representations, Warranties and Covenants of Fastfix and Fastfix’s initial stockholders (listed in Exhibit A) (“Fastfix’s Initial Stockholders”).  Fastfix and Fastfix’s Initial Stockholders each severally but not jointly (each Initial Stockholder is independent of the others and without knowledge of, or responsibility for, the other Initial Stockholders) represent, warrant and covenant to Madison as follows:

A. Corporate Status.

i. Fastfix is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Delaware, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement; and

ii. Copies of (a) the Certificate of Incorporation of Fastfix, and all amendments to the Certificate of Incorporation and (b) the Bylaws of Fastfix, as amended, certified by the Secretary of Fastfix are annexed to, and made a part of, this Agreement as Exhibits “E” and “F”, respectively, and are complete and correct as of the date of this Agreement.

B. Capitalization.  Fastfix does not have any (i) subscriptions, options, warrants, rights or other agreements outstanding to acquire from Fastfix shares of stock of Fastfix or any other equity security or security convertible into an equity security of Fastfix, (ii) outstanding shares of preferred stock or (iii) agreements or commitments to increase, decrease or otherwise alter the authorized capital stock of Fastfix.  Fastfix’s Initial Stockholders each represent and warrant the following with respect to only the shares which are set forth next to each of their names on Exhibit A, he, she or it:

i. is the record, beneficial and equitable owner of such shares; and

ii. holds his, hers or its shares free and clear of all liens, claims or encumbrances and that he, she or it has the full right and authority to exchange or transfer said shares pursuant to the terms of this Agreement..

C. Authority of Fastfix.  Fastfix has full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement and the consummation by Fastfix of the transactions set forth in this Agreement have been duly and validly authorized, executed and delivered by the Board of Directors of Fastfix, and (assuming the valid authorization, execution and delivery of this Agreement by Madison) this Agreement is valid and binding upon Fastfix and enforceable against Fastfix in accordance with its terms (except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies, and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity).  An executed certified resolution of the Board of Directors of Fastfix approving Fastfix’s entry into this Agreement and the consummation of the transactions set forth in this Agreement are annexed to, and made a part of, this Agreement as Exhibit “G.”

D. Compliance with the Law and Other Instruments.  Fastfix is and has been in material compliance in all material respects with any and all legal requirements applicable to Fastfix, including, but not limited to, all applicable federal and state “blue-sky” securities laws.  Fastfix (i) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any governmental authority or any other written notice which would indicate that Fastfix is not currently in compliance with all applicable legal requirements, and (ii) is not in default under any legal requirement applicable to Fastfix, and no condition exists (whether or not covered by insurance) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any legal requirement applicable to Fastfix.  Without limiting the generality of the foregoing, Fastfix has not received notice of any claim, action, suit, investigation or proceeding which might result in a finding that Fastfix is not or has not been in compliance with legal requirements relating to (i) the development, testing, manufacture, packaging, distribution, and marketing of its products, (ii) employment, safety and health, and/or (iii) environmental protection, building, zoning and land use.

E. Absence of Conflicts.  The execution and delivery of this Agreement, and the consummation by Fastfix of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Fastfix’s Certificate of Incorporation or Bylaws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Fastfix is a party to or by which any of its assets are bound, (iii) do not and shall not cause Fastfix to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Fastfix.  Fastfix has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

F.  Financial Statements. Attached hereto as Exhibit “H” are the following unaudited financial statements for Fastfix (collectively the “Fastfix Financial Statements”): (i) unaudited consolidated balance sheets as of December 31, 2010, (ii) unaudited statements of income for the periods ended December 31, 2009 and December 31, 2010, (iii) changes in stockholders’ equity, and (iv) cash flow from inception to December 31, 2010.  The Fastfix Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Fastfix as of such dates and the results of operations of Fastfix for such periods.

Fastfix shall provide audited versions of the Fastfix Financial Statements by 2:00 P.M. New York time on Friday May 13, 2011, with no changes from the unaudited Fastfix Financial Statements. If there are any changes from the unaudited Fastfix Financial Statements, the Parties shall make a mutually agreed appropriate adjustment to the terms of this Agreement. If the Parties cannot agree on an appropriate adjustment, the issue will be submitted to arbitration pursuant to Paragraph “D” of Article “12” of this Agreement.

G. Environmental Compliance.

i. Fastfix has complied and is in compliance, in all material respects, with all applicable Environmental, Health and Safety Requirements.

ii. Without limiting the generality of subparagraph “i” of this Paragraph “G” of this Article “6” of this Agreement, Fastfix has obtained, has complied and is in compliance, in all material respects, with all material permits, licenses and other authorizations which are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

iii. Fastfix has not received any written or oral notice, report or other information with respect to any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to its business or its facilities arising under Environmental, Health and Safety Requirements.

H. OSHA Compliance.  Fastfix is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges pursuant to OSHA and other governmental requirements relating to occupational health and safety including, but not limited to, OSHA.

I. Non-Tax Liabilities. Fastfix does not have any liabilities of any nature, accrued or contingent, including, but not limited to, liabilities to customers or suppliers, other than the following:

i.  Liabilities for which full provision has been made on the Fastfix Financial Statements; and

ii.  Other liabilities arising since December 31, 2010 and prior to the date of this Agreement in the ordinary course of business (which shall not include liabilities to customers on account of defective products or services) as set forth in Section “6I” of the Fastfix Disclosure Statement which is annexed hereto as Exhibit “I” which are not inconsistent with the representations and warranties of Fastfix or any other provision of this Agreement.

J. Representations and Obligations With Respect to Taxes.

i. As used in this Paragraph “J” of this Article “6” of this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar group defined under a similar provision of state, local, or foreign law; “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

ii. Fastfix has filed all tax returns which it was required to file, all such tax returns were true, correct, and complete in all material respects, all taxes owed by Fastfix (whether or not shown on any tax return and whether or not any tax return was required) have been paid, Fastfix is not currently the beneficiary of any extension of time within which to file any tax return, no claim has ever been made by a taxing authority in a jurisdiction where the Fastfix does not file tax returns which it is or may be subject to taxation by that jurisdiction, and there are no liens on any of the assets of Fastfix that arose in connection with any failure (or alleged failure) to pay any tax, except for liens for taxes not yet due.

iii. Fastfix has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

iv. No director or officer (or employee responsible for tax matters) of Fastfix has received any notification (whether written or oral) that any taxing authority will assess any additional taxes for any period for which tax returns have been filed.  There is no dispute or claim concerning any tax liability of Fastfix claimed or raised by any taxing authority.  Section “6J” of Exhibit “I” lists all Federal, state, local, and foreign income tax returns filed with respect to Fastfix and indicates which of those tax returns has been audited and indicates those tax returns which currently are the subject of audit or with respect to which any written or unwritten notice of any audit or examination has been received by Fastfix.  No issue relating to taxes has been raised by a taxing authority during any pending audit or examination, and no issue relating to taxes was raised by a taxing authority in any completed audit or examination, which reasonably can be expected to recur in a later taxable period. Section “6J” of Exhibit “I” includes true, correct, and complete copies of all Federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Fastfix.

v. Fastfix has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

vi. Fastfix has not made any payments, is not obligated to make any payments and is not a party to any agreement which under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code. Fastfix has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Fastfix has disclosed on its Federal income tax returns all positions taken therein which could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.  Fastfix is not a party to any tax allocation or sharing agreement. Fastfix (a) has not been a member of an Affiliated Group filing a consolidated Federal income tax return and (b) has no liability for the taxes of any person under treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

vii. The unpaid taxes of Fastfix did not, as of the most recent fiscal year end, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the balance sheet contained in the Financial Statements (rather than in any notes thereto).

viii. Fastfix shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income which accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code or any comparable provision of state, local, or foreign tax law.

ix. Except as otherwise set forth in Section “6J” of Exhibit “I” attached hereto, Fastfix is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes.

x. Fastfix has not entered into any sale leaseback or leveraged lease transaction which fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

xi. All elections with respect to taxes affecting Fastfix are disclosed or attached to a tax return of Fastfix.

xii. All private letter rulings issued by the Internal Revenue Service to Fastfix (and any corresponding ruling or determination of any state, local, or foreign taxing authority) have been disclosed in Section “6J” of Exhibit “I”, and there are no pending requests for any such rulings (or corresponding determinations).

K. Contracts.  Except as set forth in Section “6K” of Exhibit “I”, Fastfix is not a party to any material contracts.

L.  Absence of Changes.  Since December 31, 2010, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Fastfix taken as a whole. Without limiting the generality of the foregoing, since December 31, 2010:

i. Fastfix has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside of the ordinary course of business;

ii. Fastfix has not entered into any material agreement, contract, lease, or license outside of the ordinary course of business;

iii. no party (including Fastfix) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Fastfix is a party;

iv. Fastfix has not imposed any security interest upon any of its assets, tangible or intangible;

v. Fastfix has not made any material expenditures of its capital outside of the ordinary course of business;

vi. Fastfix has not made any material capital investment in, or any material loan to, any other person or entity outside of the ordinary course of business;

vii. Fastfix has not created, incurred, assumed, or guaranteed indebtedness for borrowed money and capitalized lease obligations;

viii. Madison has not granted any license or sublicense of any material rights under or with respect to any intellectual property;

ix. there has been no change made or authorized in the Certificate of Incorporation or Bylaws of Madison;

x. Madison has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

xi. Fastfix has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

xii. Fastfix has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

xiii. Fastfix has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside of the ordinary course of business;

xiv. Fastfix has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

xv. Fastfix has not granted any increase in the base compensation of any of its directors, officers, and employees outside of the ordinary course of business;

xvi. Fastfix has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

xvii. Fastfix has not made any other material change in employment terms for any of its directors, officers, and employees outside of the ordinary course of business;

xviii. Fastfix has not experienced any event, circumstance, or change (other than general economic conditions) which had or can reasonably be expected to have a material adverse effect upon the business, operations, prospects, properties, financial condition, or working capital of Fastfix;

xix. Fastfix has not made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect upon the tax treatment of Fastfix or its business operations;

xx. Fastfix has not settled any claim or litigation, or filed any motions, orders, briefs, or settlement agreements in any proceeding before any governmental authority or any arbitrator;

xxi. Fastfix has not maintained its books of account other than in the usual, regular, and ordinary manner and on a basis consistent with prior periods or made any change in any of its accounting methods or practices;

xxii. Fastfix has not suffered any extraordinary losses or waived any rights of any value;

xxiii. Fastfix has not (a) liquidated inventory or accepted product returns other than in the ordinary course, (b) accelerated receivables, (c) delayed payables, or (d) changed in any material respect its practices in connection with the payment of payables and/or the collection of receivables; and

xxiv. Fastfix has not committed to do any of the actions set forth in Subparagraphs “i” through “xxiii” of this Paragraph “L” of this Article “6” of this Agreement.

M.  No Approvals.  No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

N.  Broker.  Fastfix has not had any dealing with respect to the transactions set forth in this Agreement with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement.  Fastfix represents that it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Madison from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by Fastfix or its affiliates or agents.

O. Securities Laws.  Neither Fastfix nor any director or executive officer of Fastfix, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and there is not, pending or contemplated, any investigation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or other regulatory authority with respect to Fastfix  or any current or former director or executive officer of Fastfix.

P. Intellectual Property.

i. Fastfix has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and none of the directors and officers of Fastfix has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Fastfix must license or refrain from using any intellectual property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or violated any intellectual property rights of Fastfix in any respect.

ii. Section “6P” of Exhibit “I” identifies each patent or registration which has been issued to Fastfix with respect to any of its intellectual property, identifies each pending patent application or application for registration which Fastfix has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which Fastfix has granted to any third party with respect to any of its intellectual property (together with any exceptions).  Section “6P” of Exhibit “I” sets forth correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).  Section “6P” of Exhibit “I” also identifies each trade name or unregistered trademark and each copyright used by Fastfix in connection with any of its businesses.

With respect to each item of intellectual property required to be identified in Section “6P” of Exhibit “I” pursuant to the prior paragraph of this Subparagraph “ii” of this Paragraph “P” of this Article “6” of this Agreement:

a. Fastfix possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

b. the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

c. no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

d. Fastfix has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

iii. Section “6P” of Exhibit “I” identifies each material item of intellectual property which any third party owns and which Fastfix uses pursuant to license, sublicense, agreement, or permission. Section “6P” of Exhibit “I” sets forth correct and complete copies of all such licenses, sublicenses, agreements, and permissions (with all amendments, if any).

With respect to each item of intellectual property required to be identified in Section “6P” of Exhibit “I” pursuant to the prior paragraph of this Subparagraph “iii” of this Paragraph “P” of this Article “6” of this Agreement:

a. the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

b. no other party to the license, sublicense, agreement, or permission is in material breach or default thereof , and no event has occurred which with notice or lapse of time would constitute a material breach or default by such other party or permit termination, modification or acceleration thereof by Fastfix;

c. Fastfix is not in material breach or default of any such license, sublicense, agreement, or permission, and no event has occurred which with notice or lapse of time would constitute a material breach or default by Fastfix or permit termination, modification, or acceleration thereof by another party thereto;

d. no other party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

e. Fastfix has not repudiated any material provision of any license, sublicense, agreement, or permission; and

f. Fastfix has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

iv. Fastfix is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would interfere with his or her duties to Fastfix or that would conflict with Fastfix’s business as conducted.

v.  Mr. Vijaya S. Iswara hereby agrees to assign the FastFix-The Cargo Fixture System Patent to Fastfix and to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this assignment.

Q. Insurance.  Section “6Q” of Exhibit “I” sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Fastfix is a party, a named insured, or otherwise the beneficiary of coverage:

i. the name, address, and telephone number of the agent;

ii. the name of the insurer, the name of the policyholder, and the name of each covered insured;

iii. the policy number and the period of coverage;

iv. the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and the amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

v. a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither any of Fastfix nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy (including but not limited to retroactive premium adjustments); and (iii) no party to the policy has repudiated any material provision thereof.  Section “6Q” of Exhibit “I” describes any material self-insurance arrangements affecting Fastfix, and identifies each material insurance claim made by Fastfix in the three (3) years prior to the date of this Agreement.

R. Employee Benefits.  There is no employee benefit plan which Fastfix maintains or to which Fastfix contributes or has any obligation to contribute.

S. Guaranties.  Fastfix is not a guarantor or is not otherwise responsible for any liability or obligation (including indebtedness) of any other person or entity.

T. Certain Business Relationships.  Except as set forth in Section “6T” of Exhibit “I”, none of the officers, directors or stockholders of Fastfix has been involved in any material business arrangement or relationship with Fastfix, and none of the officers, directors or stockholders of Fastfix owns any material asset, tangible or intangible, which is used in the business of Fastfix.

U. Registration Rights.  Except as is set forth in Section “6U” of Exhibit “I”, Fastfix has not granted or agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of Fastfix registered with the United States Securities and Exchange Commission or any other governmental authority.

V. Change of Control Payments.  Neither the execution, delivery and performance by Fastfix of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall require any payment by Fastfix, in cash or kind, under any agreement, plan, policy, commitment or other arrangement of Fastfix.  There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of the execution and delivery of this Agreement and any of the Exhibits to this Agreement or the occurrence of any of the transactions completed by this Agreement.  There are no payments or other benefits, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Fastfix has not made, is not obligated to make, and is not a party to any agreement that under certain circumstances could obligate it to make any “excess parachute payment” as defined in Code Section 280G.

W. Investments.  Fastfix owns no debt or equity securities of any entities except as set forth in Section “6W” of Exhibit “I” attached hereto.

X. Accounts Receivable.  Except as otherwise set forth in Section “6X” of Exhibit “I”, the accounts receivable reflected on the December 31, 2010 balance sheet included in the Fastfix Financial Statements and all of Fastfix’s accounts receivable arising since December 31, 2010 arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered, and performed to the account obligors, and no further filings (with governmental authorities, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle Fastfix to collect the accounts receivable in full.  Except as otherwise set forth in Section “6X” of Exhibit “I” attached hereto, no such account has been assigned or pledged to any other person or entity, and, except only to the extent fully reserved against as set forth in the December 31, 2010 balance sheet included in the Fastfix Financial Statements, no defense or set-off to any such account has been asserted by the account obligor.

Y. Inventory.  Fastfix does not have any inventory.

Z. Properties and Assets.  Fastfix has and will have as of the Closing Date legal and beneficial ownership of any and all properties and assets (real, personal or mixed, tangible or intangible) set forth in Section “6Z” of Exhibit “I”, or the legal right to use such properties and assets through lease agreements, licenses or the like, free and clear of any and all liens.  Except as otherwise set forth in Section “6Z” of Exhibit “I”, Fastfix’s properties and assets are suitable for the purposes for which intended and in operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such properties and assets as shall have been taken out of service on a temporary basis for repairs or replacement consistent with Fastfix’s prior practices and normal industry standards.  Except as otherwise set forth in Section “6Z” of Exhibit “I”, during the past three (3) years there has not been any significant interruption of Fastfix’s business due to inadequate maintenance or obsolescence of the properties and assets.

AA. Real Property.  Except as set forth on Section “6AA” of Exhibit “I” Fastfix has no interest in any real property.

BB. Commitments.

i. Except as otherwise set forth in Section “6BB” of Exhibit “I”, Fastfix is not a party to or bound by any of the following, whether written or oral:

a. any contract which cannot by its terms be terminated by Fastfix upon 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

b. any contract or commitment for capital expenditures by Fastfix not in the ordinary course of business;

c. any lease or license with respect to any properties, real or personal, whether as landlord, tenant, licensor, or licensee;

d. any contract, indenture, or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

e. any partnership agreement, joint venture agreement or limited liability company agreement;

f. any contract with any affiliate of Fastfix relating to the provision of goods or services by or to Fastfix;

g. any contract for the sale of any assets not in Fastfix’s ordinary course of business;

h. any contract which purports to limit Fastfix’s freedom to compete freely in any line of business or in any geographic area;

i. preferential purchase right, right of first refusal, or similar contract; or

j. other contract with respect to the business of Fastfix.

ii. Except as disclosed in Section “6BB” of Exhibit “I”, all of the contracts listed or required to be listed in Section “6BB” of Exhibit “I” are valid, binding, and in full force and effect, Fastfix has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such contract in any respect, and Fastfix is not in breach of any of the terms or covenants of any contract listed or required to be listed in Section “6BB” of Exhibit “I”.

iii. Except as otherwise set forth in Section “6BB” of Exhibit “I”, Fastfix is not a party to or bound by any contract or contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

CC. Permits. Fastfix has any and all permits, rights, approvals, licenses, authorizations, legal status, orders, or contracts under any legal requirement or otherwise granted by any governmental authority (“Permits”) necessary for Fastfix to own, operate, use, and/or maintain its properties and to conduct its business and operations as presently conducted and as it presently expects such business and operations to be conducted in the future.  All such Permits are in effect, no proceeding is pending to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits. No administrative or governmental actions have been taken  in connection with the expiration or renewal of such Permits which could reasonably be expected to adversely affect the ability of Fastfix to own, operate, use, or maintain any of its properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future.  There are no (i) violations which have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) circumstances which exist that would prevent or delay the obtaining of any requisite consent, approval, waiver, or other authorization of the transactions contemplated by this Agreement with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

DD. Banks.  Section “6DD” of Exhibit “I” sets forth (i) the name of each bank, trust company, or other financial institution and stock or other broker with which Fastfix has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box, or vault, and (iv) the names of all persons authorized by proxies, powers of attorney, or other like instrument to act on behalf of Fastfix in matters concerning any of its business or affairs.  Except as otherwise set forth in Section “6DD” of Exhibit “I” attached hereto, no such proxies, powers of attorney, or other like instruments are irrevocable.

EE. Absence of Certain Business Practices.  There is no instance where Fastfix or any affiliate or agent of Fastfix, or any other person acting on behalf of or associated with Fastfix, acting alone or together, has received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee, or agent of any customer or supplier.

FF. Transactions with Affiliates.  Except as set forth in Section “6FF” of Exhibit “I” attached hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in employee benefit plans by employees, Fastfix has not purchased, acquired, or leased any property or services from, or sold, transferred, or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting, or similar agreement with, or engaged in any other significant transaction with any officer, director, or stockholder of Fastfix or any of their respective affiliates.  Except as set forth in Section “6FF” of Exhibit “I”, no officer, director, or stockholder of Fastfix and none of their respective affiliates is indebted to Fastfix for money borrowed or other loans or advances, and Fastfix is not indebted to any such affiliate.

GG. Litigation.  There are no legal, administrative, arbitration or other proceedings or governmental investigations materially affecting Fastfix or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Fastfix’s business pending or threatened, by or against, any officer or director of Fastfix in connection with its affairs, whether or not covered by insurance.  (i) neither Fastfix nor its officers or directors are subject to any order, writ, injunction or decree of any court, department, agency or instrumentality affecting Fastfix, and (ii) Fastfix is not presently engaged in any legal action.  Section “6GG” of Exhibit “I” also includes a listing of all claims, actions, suits, investigations, or proceedings involving Fastfix which were pending, settled, or adjudicated since October 21, 2009.

HH. Business Conducted in No Other Name.  All business of Fastfix has been conducted in its name and for its benefit and there are no parties related, either directly or indirectly, which are competing for the business of Fastfix.

II. The execution and delivery of this Agreement by Fastfix and the consummation by Fastfix of the Acquisition and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Fastfix are necessary to authorize this Agreement or to consummate the Acquisition and the other transactions contemplated by this Agreement.  This Agreement has been duly and validly executed by Fastfix and, assuming the due authorization, execution and delivery by Fastfix constitutes a legal, valid and binding obligation of Fastfix, enforceable against Fastfix in accordance with its terms.

JJ.  Absence of Conflicts.  Their execution and delivery of this Agreement, the transfer of their shares of Fastfix Common Stock and the consummation by them of the transactions set forth in this Agreement do not and shall not cause them to violate or contravene any provision of law or any governmental rule or regulation.

KK.  No Approvals.  No approval of any governmental authority is required of them in connection with the consummation of the transactions set forth in this Agreement.

LL.  Broker.  They have not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Fastfix’s Initial Stockholders represent that they have not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Madison, Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by him or it or his or its affiliates or agents.

MM.  Complete Disclosure.  No representation or warranty of Fastfix which is set forth in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement, in light of the circumstances under which they were made, not materially misleading.  There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Fastfix which would materially adversely affect same which has not been disclosed to Madison in this Agreement.

NN.  No Defense.  It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Madison knew or had reason to know that any covenant, representation or warranty of Fastfix in this Agreement or furnished or to be furnished to Madison contained untrue statements.

7.           Fastfix’s Non-Initial Stockholders’ Representations, Warranties and Covenants.  Fastfix’s Non-Initial Stockholders (listed in Exhibit A) (“Fastfix’s Non-Initial Stockholders”) each severally but not jointly (each Non-Initial Stockholder is independent of the others and without knowledge of, or responsibility for, the other Non-Initial Stockholders) represent, warrant and covenant to Madison, Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC as follows:

A.  Ownership.  They each represent and warrant the following with respect to only the shares which are set forth next to each of their names on Exhibit A, he, she or it:
i. is the record, beneficial and equitable owner of such shares; and
ii. holds his, hers or its shares free and clear of all liens, claims or encumbrances and that he, she or it has the full right and authority to exchange or transfer said shares pursuant to the terms of this Agreement.

B.  Absence of Conflicts.  Their execution and delivery of this Agreement, the transfer of their shares of Fastfix Common Stock and the consummation by them of the transactions set forth in this Agreement do not and shall not cause them to violate or contravene any provision of law or any governmental rule or regulation.

C.  No Approvals.  No approval of any governmental authority is required of them in connection with the consummation of the transactions set forth in this Agreement.

D.  Broker.  They have not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. The Warranting Fastfix Stockholders represent that they have not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Madison, Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by him or it or his or its affiliates or agents.

E.  Complete Disclosure.  No representation or warranty of them which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

F.  No Defense.  It shall not be a defense to a suit for damages by another party to this Agreement against them for any misrepresentation or breach of covenant or warranty that the other party which is suing them knew or had reason to know that any covenant, representation or warranty of him in this Agreement contained untrue statements.

8.           Madison’s Representations, Warranties and Covenants.  Madison represents, warrants and covenants to Fastfix as follows:

A. Corporate Status.

i. Madison is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Delaware, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement; and

ii. Copies of (a) the Certificate of Incorporation of Madison, and all amendments to the Certificate of Incorporation certified by the Secretary of Madison and (b) the Bylaws of Madison, as amended, certified by the Secretary of Madison are annexed to, and made a part of, this Agreement as Exhibits “J” and “K”, respectively, and are complete and correct as of the date of this Agreement.

B. Capitalization.  Madison does not have any (i) subscriptions, options, warrants, rights or other agreements outstanding to acquire from Madison shares of stock of Madison or any other equity security or security convertible into an equity security of Madison, (ii) outstanding shares of preferred stock or (iii) agreements or commitments to increase, decrease or otherwise alter the authorized capital stock of Madison.  As of the Closing Date Madison shall be authorized to issue 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

C. Authority of Madison.  Madison has full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement and the consummation by Madison of the transactions set forth in this Agreement have been duly and validly authorized, executed and delivered by the Board of Directors of Madison, and (assuming the valid authorization, execution and delivery of this Agreement by Fastfix) this Agreement is valid and binding upon Madison and enforceable against Madison in accordance with its terms (except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies, and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity).  An executed certified resolution of the Board of Directors of Madison approving Madison’s entry into this Agreement and the consummation of the transactions set forth in this Agreement are annexed to, and made a part of, this Agreement as Exhibit “L”.

D. Compliance with the Law and Other Instruments.  Except as otherwise set forth in Section “8D” of the Madison Disclosure Statement which is annexed hereto as Exhibit “M”, Madison is and has been in material compliance in all material respects with any and all legal requirements applicable to Madison, including, but not limited to, all applicable federal and state “blue sky” securities laws.  Except as otherwise set forth in Section “8D” of Exhibit “M”, Madison (i) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any governmental authority or any other written notice which would indicate that Madison is not currently in compliance with all applicable legal requirements, and (ii) is not in default under any legal requirement applicable to Madison, and no condition exists (whether or not covered by insurance) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any legal requirement applicable to Madison.  Without limiting the generality of the foregoing, Madison has not received notice of any claim, action, suit, investigation or proceeding which might result in a finding that Madison is not or has not been in compliance with legal requirements relating to (i) the development, testing, manufacture, packaging, distribution, and marketing of its products, (ii) employment, safety and health, and/or (iii) environmental protection, building, zoning and land use.

E. Absence of Conflicts.  The execution and delivery of this Agreement, and the consummation by Madison of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Madison’s Certificate of Incorporation or Bylaws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Madison is a party to or by which any of its assets are bound, (iii) do not and shall not cause Madison to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Madison.  Madison has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

F.  Financial Statements.  The following financial statements for Madison (collectively the “Madison Financial Statements”) are available with Madison’s filings with the SEC on the SEC website: (i) audited consolidated balance sheets, (ii) statements of income for the periods ended December 31, 2009 and December 31, 2010, (iii) changes in stockholders’ equity, and (iv) cash flow as of and for the period ended December 31, 2010.  The Madison Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Madison as of such dates and the results of operations of Madison for such periods.

G. Environmental Compliance.

i. Madison has complied and is in compliance, in all material respects, with all applicable Environmental, Health and Safety Requirements.

ii. Without limiting the generality of subparagraph “i” of this Paragraph “G” of this Article “6” of this Agreement, Madison has obtained, has complied and is in compliance, in all material respects, with all material permits, licenses and other authorizations which are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

iii. Madison has not received any written or oral notice, report or other information with respect to any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to its business or its facilities arising under Environmental, Health and Safety Requirements.

H. OSHA Compliance.  Madison is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges pursuant to OSHA and other governmental requirements relating to occupational health and safety including, but not limited to, OSHA.

I. Non-Tax Liabilities.  Madison does not have any liabilities of any nature, accrued or contingent, including, but not limited to, liabilities to customers or suppliers, other than the following:

i.  Liabilities for which full provision has been made on the Madison Financial Statements; and

ii.  Other liabilities arising since December 31, 2010 and prior to the date of this Agreement in the ordinary course of business (which shall not include liabilities to customers on account of defective products or services) as set forth in Section “8I” of Exhibit “M” which are not inconsistent with the representations and warranties of Madison or any other provision of this Agreement.

J. Representations and Obligations Regarding Taxes.

i. As used in this Paragraph “J” of this Article “8” of this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law; “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

ii. Except as set forth in Section “8J” of Exhibit “M”, Madison has filed all tax returns which it was required to file, all such tax returns were true, correct, and complete in all material respects, all taxes owed by Madison (whether or not shown on any tax return and whether or not any tax return was required) have been paid, Madison is not currently the beneficiary of any extension of time within which to file any tax return, no claim has ever been made by a taxing authority in a jurisdiction where Madison does not file tax returns which it is or may be subject to taxation by that jurisdiction, and there are no liens on any of the assets of Madison that arose in connection with any failure (or alleged failure) to pay any tax, except for liens for taxes not yet due.

iii. Madison has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

iv. No director or officer (or employee responsible for tax matters) of Madison has received any notification (whether written or oral) that any taxing authority will assess any additional taxes for any period for which tax returns have been filed.  There is no dispute or claim concerning any tax liability of Madison claimed or raised by any taxing authority.  Except as otherwise set forth in Section “8J” of Exhibit “M” attached hereto, no issue relating to taxes has been raised by a taxing authority during any pending audit or examination, and no issue relating to taxes was raised by a taxing authority in any completed audit or examination, which reasonably can be expected to recur in a later taxable period.

v. Madison has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

vi. Madison has not made any payments, is not obligated to make any payments and is not a party to any agreement which under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code. Madison has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Madison has disclosed on its Federal income tax returns all positions taken therein which could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.  Madison is not a party to any tax allocation or sharing agreement. Madison (a) has not been a member of an Affiliated Group filing a consolidated Federal income tax return and (b) has no liability for the taxes of any person under treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

vii. The unpaid taxes of Madison did not, as of the most recent fiscal year end, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the balance sheet contained in the Financial Statements (rather than in any notes thereto).

viii. Madison shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income which accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code or any comparable provision of state, local, or foreign tax law.

ix. Except as otherwise set forth in Section “8J” of Exhibit “M” attached hereto, Madison is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes.

x. Except as otherwise set forth in Section “8J” of Exhibit “M” attached hereto, Madison has not entered into any sale leaseback or leveraged lease transaction which fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

xi. All elections with respect to taxes affecting Madison are disclosed or attached to a tax return of Madison.

xii. All private letter rulings issued by the Internal Revenue Service to Madison (and any corresponding ruling or determination of any state, local, or foreign taxing authority) have been disclosed in Section “8J” of Exhibit “M”, and there are no pending requests for any such rulings (or corresponding determinations).

K. Contracts.  Except as set forth in Section “8K” of Exhibit “M”, Madison is not a party to any material contracts.

L.  Absence of Changes.  Since December 31, 2010, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Madison taken as a whole. Without limiting the generality of the foregoing, except as set forth in Section “8L” of Exhibit “M” since December 31, 2010:

i. Madison has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside of the ordinary course of business;

ii. Madison has not entered into any material agreement, contract, lease, or license outside of the ordinary course of business;

iii. no party (including Madison) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Madison is a party;

iv. Madison has not imposed any security interest upon any of its assets, tangible or intangible;

v. Madison has not made any material expenditures of its capital outside of the ordinary course of business;

vi. Madison has not made any material capital investment in, or any material loan to, any other person or entity outside of the ordinary course of business;

vii. Madison has not created, incurred, assumed, or guaranteed more than $10,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

viii. Madison has not granted any license or sublicense of any material rights under or with respect to any intellectual property;

ix. there has been no change made or authorized in the Certificate of Incorporation or Bylaws of Madison;

x. Madison has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

xi. Madison has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

xii. Madison has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

xiii. Madison has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside of the ordinary course of business;

xiv. Madison has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

xv. Madison has not granted any increase in the base compensation of any of its directors, officers, and employees outside of the ordinary course of business;

xvi. Madison has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

xvii. Madison has not made any other material change in employment terms for any of its directors, officers, and employees outside of the ordinary course of business;

xviii. Madison has not experienced any event, circumstance, or change (other than general economic conditions) which had or can reasonably be expected to have a material adverse effect upon the business, operations, prospects, properties, financial condition, or working capital of Madison;

xix. Madison has not made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect upon the tax treatment of Madison or its business operations;

xx. Madison has not settled any claim or litigation, or filed any motions, orders, briefs, or settlement agreements in any proceeding before any governmental authority or any arbitrator;

xxi. Madison has not maintained its books of account other than in the usual, regular, and ordinary manner and on a basis consistent with prior periods or made any change in any of its accounting methods or practices;

xxii. Madison has not suffered any extraordinary losses or waived any rights of any value;

xxiii. Madison has not (a) liquidated inventory or accepted product returns other than in the ordinary course, (b) accelerated receivables, (c) delayed payables, or (d) changed in any material respect its practices in connection with the payment of payables and/or the collection of receivables; and

xxiv. Madison has not committed to do any of the actions set forth in Subparagraphs “i” through “xxiii” of this Paragraph “L” of this Article “8” of this Agreement.

M.  No Approvals.  No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

N.  Broker.  Madison has not had any dealing with respect to the transactions set forth in this Agreement with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement.  Madison represents that it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Fastfix from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by Madison or its affiliates or agents.

O. Securities Laws.  Neither Madison nor any director or executive officer of Madison, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and there is not, pending or contemplated, any investigation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or other regulatory authority with respect to Madison or any current or former director or executive officer of Madison.

P. Intellectual Property.

i. Madison has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and none of the directors and officers of Madison has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Madison must license or refrain from using any intellectual property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of Madison in any respect.

ii. Section “8P” of Exhibit “M” identifies each patent or registration which has been issued to Madison with respect to any of its intellectual property, identifies each pending patent application or application for registration which Madison has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which Madison has granted to any third party with respect to any of its intellectual property (together with any exceptions).

iii. Section “8P” of Exhibit “M” identifies each material item of intellectual property which any third party owns and which Madison uses pursuant to license, sublicense, agreement, or permission. Section “8P” of Exhibit “M” sets forth correct and complete copies of all such licenses, sublicenses, agreements, and permissions (with all amendments, if any).

iv. Madison is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would interfere with his or her duties to Madison or that would conflict with Madison’s business as proposed to be conducted.

Q. Insurance.  Madison does not maintain any insurance currently.

R. Employee Benefits.  There is no employee benefit plan which Madison maintains or to which Madison contributes or has any obligation to contribute.

S. Guaranties.  Madison is not a guarantor or is not otherwise responsible for any liability or obligation (including indebtedness) of any other person or entity.

T. Certain Business Relationships.  Except as set forth in Section “8T” of Exhibit “M”, none of the officers, directors or stockholders of Madison has been involved in any material business arrangement or relationship with Madison, and none of the officers, directors or stockholders of Madison owns any material asset, tangible or intangible, which is used in the business of Madison.

U. Registration Rights.  Except as is set forth in Section “8U” of Exhibit “M”, Madison has not granted or agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of Madison registered with the United States Securities and Exchange Commission or any other governmental authority.

V. Change of Control Payments.  Neither the execution, delivery and performance by Madison of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall require any payment by Madison, in cash or kind, under any agreement, plan, policy, commitment or other arrangement of Madison.  There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of the execution and delivery of this Agreement and any of the Exhibits to this Agreement or the occurrence of any of the transactions completed by this Agreement.  There are no payments or other benefits, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Madison has not made, is not obligated to make, and is not a party to any agreement that under certain circumstances could obligate it to make any “excess parachute payment” as defined in Code Section 280G.

W. Investments.  Madison owns the debt or equity securities of the entities set forth in Section “8W” of Exhibit “M” attached hereto.

X. Accounts Receivable.  Madison does not have any accounts receivable.

Y. Inventory.  Madison does not have any inventory of any type of products.

Z. Property and Assets.  Madison does not have and will not have as of the Closing Date legal and beneficial ownership of any properties or assets.

AA. Real Property.  Except as set forth on Section “8AA” of Exhibit “M” Madison has no interest in any real property.

BB. Commitments.  Except as otherwise set forth in Section “8BB” of Exhibit “M”, Madison is not a party to or bound by any contract or commitment, whether written or oral.

CC. Permits.  Except as otherwise set forth in Section “8CC” of Exhibit “M”, Madison has any and all permits, rights, approvals, licenses, authorizations, legal status, orders, or contracts under any legal requirement or otherwise granted by any governmental authority (“Permits”) necessary for Madison to own, operate, use, and/or maintain its properties and to conduct its business and operations as presently conducted and as it presently expects such business and operations to be conducted in the future.  Except as otherwise set forth in Section “8CC” of Exhibit “M”, all such Permits are in effect, no proceeding is pending to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, no such proceeding is threatened. No administrative or governmental actions have been taken, and no such actions which are threatened in connection with the expiration or renewal of such Permits which could reasonably be expected to adversely affect the ability of Madison to own, operate, use, or maintain any of its properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Section “8CC” of Exhibit “M”, there are no (i) violations which have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) circumstances which exist that would prevent or delay the obtaining of any requisite consent, approval, waiver, or other authorization of the transactions contemplated by this Agreement with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

DD. Banks.  In Section “8DD” of Exhibit “M” sets forth (i) the name of each bank, trust company, or other financial institution and stock or other broker with which Madison has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box, or vault, and (iv) the names of all persons authorized by proxies, powers of attorney, or other like instrument to act on behalf of Madison in matters concerning any of its business or affairs.  Except as otherwise set forth in Section “8DD” of Exhibit “M” attached hereto, no such proxies, powers of attorney, or other like instruments are irrevocable.

EE. Absence of Certain Business Practices.  There is no instance where Madison or any affiliate or agent of Madison, or any other person acting on behalf of or associated with Madison, acting alone or together, has received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee, or agent of any customer or supplier.

FF. Transactions with Affiliates.  Except as set forth in Section “8FF” of Exhibit “M” attached hereto, Madison has not purchased, acquired, or leased any property or services from, or sold, transferred, or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting, or similar agreement with, or engaged in any other significant transaction with any officer, director, or stockholder of Madison or any of their respective affiliates.  Except as set forth in Section “8FF” of Exhibit “M”, no officer, director, or stockholder of Madison and none of their respective affiliates is indebted to Madison for money borrowed or other loans or advances, and Madison is not indebted to any such affiliate.

GG. Litigation.  Except as set forth in Section “8GG” of Exhibit “M”, there are no legal, administrative, arbitration or other proceedings or governmental investigations materially affecting Madison or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Madison’s business pending or threatened, by or against, any officer or director of Madison in connection with its affairs, whether or not covered by insurance.  Except as set forth in Section “8GG” of Exhibit “M”, (i) neither Madison nor its officers or directors are subject to any order, writ, injunction or decree of any court, department, agency or instrumentality affecting Madison, and (ii) Madison is not presently engaged in any legal action.  Section “8GG” of Exhibit “M” also includes a listing of all claims, actions, suits, investigations, or proceedings involving Madison which were pending, settled, or adjudicated.

HH. Business Conducted in No Other Name.  All business of Madison has been conducted in its name and for its benefit and there are no parties related, either directly or indirectly, which are competing for the business of Madison.

II. The execution and delivery of this Agreement by Madison and the consummation by Madison of the Acquisition and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Madison are necessary to authorize this Agreement or to consummate the Acquisition and the other transactions contemplated by this Agreement other than, with respect to the Acquisition, the approval of this Agreement by the holders of a majority of the outstanding shares of Madison Common Stock and the filing and recordation of appropriate documents as required by the DGCL.  This Agreement has been duly and validly executed by Madison and, assuming the due authorization, execution and delivery by Madison constitutes a legal, valid and binding obligation of Madison, enforceable against Madison in accordance with its terms.

JJ.  SEC Documents.  As of the date of this Agreement, Madison has filed with the Securities and Exchange Commission (the "SEC") all reports, statements, schedules and other documents (collectively, the "SEC Documents") required to be filed.  Except as set forth in Section “8II” of Exhibit “M”, all SEC Documents required to be filed by Madison as of the date of this Agreement were timely filed by Madison or filed within an allowable extension.  As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements included in the SEC Documents (the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  There are no material misstatements or omissions in any periodic report previously filed by Madison pursuant to Section 15(d) of the Securities Exchange Act or in any proxy or information material previously furnished to its stockholders pursuant to Section 14 of the Exchange Act.

KK.  Complete Disclosure.  No representation or warranty of Madison which is set forth in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement, in light of the circumstances under which they were made, not materially misleading.  There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Madison which would materially adversely affect same which has not been disclosed to Fastfix in this Agreement.

LL.  No Defense.  It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Fastfix knew or had reason to know that any covenant, representation or warranty of Madison in this Agreement or furnished or to be furnished to Fastfix contained untrue statements.

9.           Mintz & Fraade Enterprises, LLC’s and Sierra Grey Capital, LLC’s, as Stockholders of Madison, Representations, Warranties and Covenants.  Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC  (the “Warranting Madison Stockholders”) each severally but not jointly (each Warranting Madison Stockholder is independent of the others and without knowledge of, or responsibility for, the other Warranting Madison Stockholders) represent, warrant and covenant to Fastfix and the Fastfix stockholders as follows:

A.  Ownership.  The Warranting Madison Stockholders each represent and warrant the following with respect to the one million three hundred twenty thousand (1,320,000) shares of Madison Common Stock owned by each of them which Madison will redeem pursuant to Paragraph “F” of Article “5” of this Agreement, it:
i. is the record, beneficial and equitable owner of such shares; and
ii. holds its shares free and clear of all liens, claims or encumbrances and that it has the full right and authority to exchange or transfer said shares pursuant to the terms of this Agreement.

B.  The Warranting Madison Stockholders, owning in excess of eighty-eight (88%) percent of the issued and outstanding stock of Madison, acting by written consent pursuant to Section 228 of the DGCL, agree to execute the approval of the Acquisition and adoption of this Agreement in the form which is attached hereto as Exhibit “D”.

C.  Absence of Conflicts.  Their execution and delivery of this Agreement, the transfer of one million three hundred twenty thousand (1,320,000) shares each of Madison Common Stock and the consummation by them of the transactions set forth in this Agreement do not and shall not cause them to violate or contravene any provision of law or any governmental rule or regulation.

D.  No Approvals.  No approval of any governmental authority is required of them in connection with the consummation of the transactions set forth in this Agreement.

E.  Broker.  They have not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. The Warranting Madison Stockholders represents that they have not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Fastfix and the Fastfix Warranting Stockholders from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by him or it or his or its affiliates or agents.

F.  Complete Disclosure.  No representation or warranty of them which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

G.  No Defense.  It shall not be a defense to a suit for damages by another party to this Agreement against them for any misrepresentation or breach of covenant or warranty that the other party which is suing them knew or had reason to know that any covenant, representation or warranty of him in this Agreement contained untrue statements.

10.           Survival of Representations, Warranties and Covenants.  All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive the Closing Date hereof, and shall continue in full force and effect, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns.

11.           Indemnification.

A.           Indemnification by Madison.

(i)           In order to induce Fastfix to enter into and perform this Agreement, Madison does hereby indemnify, protect, defend and save and hold harmless Fastfix and each of its Stockholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by Madison of the representations, warranties and covenants set forth in this Agreement and from any claim resulting from the delivery and or distribution of shares of Common Stock of Fastfix by Madison to its Stockholders under this Agreement.

(ii)          In order to induce Fastfix to enter into and perform this Agreement, Madison does hereby indemnify, protect, defend and save and hold harmless the Indemnified Parties against any claims including, but not limited to, stockholder appraisal rights pursuant to the applicable provisions of the DGCL, made by any Fastfix stockholder who has not consented to Fastfix entering into this Agreement and the transactions set forth in this Agreement.

B.           Indemnification by Fastfix

(i)  In order to induce Madison to enter into and perform this Agreement, Fastfix does hereby indemnify, protect, defend and save and hold harmless Madison and each of its Stockholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by Fastfix of the representations, warranties and covenants set forth in this Agreement and from any claim resulting from the delivery and or distribution of shares of Common Stock of Madison by Fastfix to its Stockholders under this Agreement.
(ii)  In order to induce Madison to enter into and perform this Agreement, Fastfix does hereby indemnify, protect, defend and save and hold harmless the Indemnified Parties against any claims including, but not limited to stockholder appraisal rights pursuant to the applicable provisions of the DGCL, made by any Madison Stockholder who has not consented to Madison entering into this Agreement and the transactions set forth in this Agreement.

C.           Reasonable Costs, Etc.  The indemnification, which is set forth in this Article “11” of this Agreement shall be deemed to include not only the specific liabilities or obligations with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

D.           Third Party Claims.  If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the "Indemnifying Party"), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Article “12” of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the "Claim Notice"). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Article “12” of this Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”).  The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article “11” of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party.  If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense).  The Indemnified Party shall not settle the Claim.   If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “12” of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “12” of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense).  Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement.  Notwithstanding the foregoing provisions of this Article “11” of this Agreement, as a condition to the Indemnifying Party either having the right to defend the Claim, or having control over settlement as indicated in this Article “11” of this Agreement, the Indemnifying Party shall execute an agreement acknowledging its liability for indemnification pursuant to this Article “11” of this Agreement.  Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

12.           Miscellaneous.

               (A)           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Subscription Agreement.

               (B)           Enforceability.  If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement and in this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

(C)           Notices.  Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, (ii) overnight delivery with confirmation of delivery or (iii) electronic mail (“E-mail”) or facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Madison:                                       Madison Enterprises Group, Inc.
488 Madison Avenue, Suite 1100
New York, NY  10022
Attention: Alan P. Fraade, Esq.
Facsimile No.: (212) 486-0701
E-mail address: APF@mintzfraade.com

with a copy to:                                      Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, NY  10022
Attention: Frederick M. Mintz, Esq.
Facsimile No.: (212) 486-0701
E-mail address: FMM@mintzfraade.com

If to Fastfix:                                           Fastfix, Inc.
330 Madison Avenue, 6th Floor,
New York, NY 10017
Attention: Craig Eckert
Facsimile No.:
E-mail address: craige@fastfixinc.com

with a copy to:                                      Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, NY  10022
Attention: Frederick M. Mintz, Esq.
Facsimile No.: (212) 486-0701
E-mail address: FMM@mintzfraade.com

or in each case to such other address, E-mail address and facsimile number as shall have last been furnished by like notice.  If all of the methods of notice set forth in this Paragraph “C” of this Article “12” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses.  Each notice or communication shall be deemed to have been given as of the following applicable dates:

(i)           If sent by mail, five (5) days after the later of sending by (a) certified mail, postage prepaid, return receipt requested or (b) first class mail.

(ii)           If sent by overnight delivery, as of the date of delivery with confirmation of delivery.

(iii)           If sent by E-mail or facsimile, either: (a) as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by E-mail or facsimile or (b) if a copy thereof is not mailed by first class mail on the date sent by E-mail or facsimile, then five (5) days after sending by first class mail.

(iv)           If delivered by personal delivery, as of the date of delivery.

(D)           Governing Law; Disputes.   In view of the fact that: (i) both Madison and Fastfix were formed under the laws of the State of Delaware; (ii) the principal place of business of each of Madison and Fastfix is located in the State of New York; (iii) Fastfix intends to do business throughout the world; (iv) Mintz & Fraade, P.C.’s offices are located in the State of New York; and (vii) it is contemplated that virtually all of Mintz & Fraade, P.C.’s services rendered with respect to the Acquisition and the Closing will be rendered in the State of New York, in order to avoid the question of which state law shall be applicable, the Parties agree that this Agreement shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of New York and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York, without giving effect to the principles of conflicts of law.  Moreover, the parties agree that pursuant to Section 5-1401 of the General Obligations Law of New York, if applicable, this Agreement shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of New York and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York, without giving effect to the principles of conflicts of law.  The parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement and that any such arbitration shall be commenced exclusively in New York County, New York.  Any such arbitration shall be by a panel of three arbitrators who shall also be certified public accountants and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York.  In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction.  The parties specifically designate the courts in the State of New York, County of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award.  The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of New York in any action or proceeding and submit to personal jurisdiction over each of them by such courts.  The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “C” of this Article “12” of this Agreement.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The Parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators.  In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom.  In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more.  For example, if the party initiating arbitration (“A”) seeks an award of $100,000 plus costs and expenses, the other party (“B”) has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort.  It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential.  The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in the State of New York, County of New York.  Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

(E)           Expenses.  Each party to this Agreement shall bear and pay its own costs and expenses incurred in connection with the execution and delivery of this Agreement and the transactions set forth in this Agreement.

(F)           Entire Agreement.  This Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, excluding any agreements which are referred to in this Agreement or any of the documents or instruments required to be executed pursuant to this Agreement, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  Each party to this Agreement agrees that, except for the representations and warranties contained in this Agreement, no party makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure of any documentation or other information with respect to any one or more of the foregoing.

(G)           Confidentiality.  The Parties agree that the terms of this Agreement are confidential and they shall not make public disclosure of the terms of this Agreement, except: (i) as may be required by law, (ii) in connection with litigation or other legal proceeding against a party, (iii) by judicial or other compulsory process, including, without being limited to, any court order, (iv) as may be required by any federal and/or state regulatory agency, or (v) as may be required in connection with its obligations under federal securities laws and pursuant to the Securities and Exchange Commission or listing requirements.  If either party intends to make a disclosure of the terms of this Agreement as required by law, by judicial or other compulsory process, including, without being limited to, any court order, by any federal and/or state regulatory agency, or as may be required in connection with its obligations under federal securities laws, such party shall notify the other party, if feasible, in advance of any such disclosure.  The Parties agree that the terms of this Paragraph “G” of this Article “12” of this Agreement regarding confidentiality are not material to this Agreement and any breach of this paragraph shall not be considered a material breach of this Agreement.  In the event of such a breach of this Paragraph “G” of this Article “12” of this Agreement, the non-breaching party shall only be entitled to injunctive relief and/or monetary damages for actual harms caused by the breach.

(H)           No Assignment. The parties hereby agree that the obligations under this Agreement shall not be transferred or assigned to any third parties without the prior written consent of each party to this Agreement.

(I)           Enforceability.  If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement and in this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

(J)           Further Assurances.  The Parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

(K)           Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

(L)           Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(M)           Facsimile and E-mail Signatures.  Any signature which is delivered via facsimile or via E-mail in portable document format (“.pdf”) shall be deemed to be an original and have the same force and effect as if such facsimile or .pdf signature were the original thereof.

(N)           Binding upon Execution and Delivery. No party to this Agreement shall be bound hereby until fully executed counterparts to this Agreement have been executed by, and delivered to, each party, or their respective attorneys, by all other parties or their respective attorneys.

(O)           Construction.  Each of the parties hereto further agrees that this Agreement shall not be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party who drafted this Agreement.

(P)           Modifications.  This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by Fastfix and Madison.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

	Mintz & Fraade Enterprises, LLC	Madison Enterprises Group, Inc.
(With respect to Article “9” and Paragraph “B”
of Article “5” of this Agreement only)

By:		By:
	Frederick M. Mintz		Michael Zaroff, President

	Sierra Grey Capital, LLC	Fastfix, Inc.
(With respect to Article “9” and Paragraph “B”
of Article “5” of this Agreement only)

By:		By:
	Michael Zaroff		Craig Eckert, CEO

Fastfix Stockholder Signature Page

Name:                                      _______________________
Number of Shares:                                 _______________________

Signature:                                                _______________________
Date:                                                         _______________________

Exhibit List

Exhibit A		Fastfix’s Stockholders

Exhibit B		Madison’s Stockholders

Exhibit C		Post-Closing Officers and Directors of Madison

Exhibit D		Madison’s Approval of the Acquisition

Exhibit E		Fastfix Certificate of Incorporation

Exhibit F		Fastfix Bylaws

Exhibit G		Resolution of Board of Directors of Fastfix

Exhibit H		Fastfix Financial Statements

Exhibit I		Fastfix’s Disclosure Statement
	Section “6D”:	Compliance with the Law
	Section “6I”:	Non-Tax Liabilities
	Section “6J”:	Taxes
	Section “6K”:	Material Contracts
	Section “6L”:	Changes Since December 31, 2010
	Section “6P”:	Intellectual Property
	Section “6T”:	Certain Business Relationships
	Section “6U”:	Registration Rights
	Section “6W”:	Investments
	Section “6Z”	Properties and Assets
	Section “6BB”:	Commitments
	Section “6CC”:	Permits
	Section “6DD”:	Banks
	Section “6FF”:	Transactions with Affiliates
	Section “6GG”:	Litigation
	Section “6II”:	SEC Documents

Exhibit J		Madison Certificate of Incorporation

Exhibit K		Madison Bylaws

Exhibit L		Resolution of Board of Directors of Madison

Exhibit M		Madison’s Disclosure Statement
	Section “8D”:	Compliance with the Law
	Section “8I”:	Non-Tax Liabilities
	Section “8J”:	Taxes
	Section “8K”:	Material Contracts
	Section “8L”:	Changes Since December 31, 2010
	Section “8P”:	Intellectual Property
	Section “8T”:	Certain Business Relationships
	Section “8U”:	Registration Rights
	Section “8W”:	Investments
	Section “8BB”:	Commitments
	Section “8CC”:	Permits
	Section “8DD”:	Banks
	Section “8FF”:	Transactions with Affiliates
	Section “8GG”:	Litigation
	Section “8II”:	SEC Documents

EXHIBIT “A”

FASTFIX INC.
List of Shareholders as at 5/10/11

No. of
shares

1. Deep Sea Logistics Inc.	40,500,000

2. Craig Eckert	1,000,000

3. Ifinix Corporation	4,148,272

4. Ice Confluence Solutions	624,508

5. HT Capital (Florence Mauchant)	681,616

6. David Greenin	404,059

7. MS Acctek Inc.	1,389,858

8. Sirius Consulting	681,616

9. Howard Cohen	133,128

10. Pam Rentzer	266,256

11. Robert M. Rubin	16,250,000

12. David Pomerantz	16,250,000

13. Mintz & Fraade, P.C.	12,500,000

14. Mintz & Fraade Enterprises, LLC	5,000,000

Total Shares	99,829,313

EXHIBIT “B”

Name of Beneficial Owner:	Number of Shares:
Mintz & Fraade Enterprises, LLC	1,500,000
Sierra Grey Capital, LLC	1,500,000
Marcus Bernold	10,000
Rene Carrel	10,000
Bar Ernst	10,000
Monique Heuberger	10,000
Roland Heuberger	10,000
Kareela Business Ltd.	10,000
Manuela Kesselring	10,000
Roland Kesselring	10,000
Keyes Family Trust	10,000
Christoph Marti	10,000
Kurt Marty	10,000
Andreas Pliakas	10,000
Arne Rupp	10,000
Margrit Stocker Rupp	10,000
Haldun Sacbüken	10,000
Raul Senn	10,000
Claude Schurch	10,000
Seigfried Schurch	10,000
Ulrich Schurch	10,000
Kerstin Schurch-Rupp	10,000
Tell Capital AG	10,000

EXHIBIT “C”

Name of Officer:	Title:
Craig Eckert	CEO
Vijay Iswara	Chairman

EXHIBIT D

WRITTEN CONSENT OF STOCKHOLDERS
IN LIEU OF A MEETING OF THE STOCKHOLDERS
-OF-
MADISON ENTERPRISES GROUP, INC.

The undersigned, being the stockholders (the “Stockholders”) owning a majority of the issued and outstanding shares of Madison Enterprises Group, Inc. (the “Company”), a Delaware corporation, do hereby consent to the adoption of the following resolutions by written consent, without a meeting of the stockholders of the Company:

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to be acquire Fastfix, Inc. (“Fastfix”), a privately held corporation, pursuant to an Acquisition Agreement, a copy of which is annexed hereto as Exhibit “A” (hereinafter, the “Acquisition Agreement”), whereupon Fastfix shall become a wholly-owned subsidiary of the Company; and

WHEREAS, pursuant to the Acquisition Agreement, (A) the Company shall acquire one hundred (100%) percent of the common stock of Fastfix in exchange for an aggregate of eighty-eight (88%) percent of the issued and outstanding shares of Common Stock of the Company plus ten million (10,000,000) shares of Series A Preferred Stock, which shall be distributed among Fastfix’s shareholders on a pro rata basis and (B) the Company shall be obligated to redeem an aggregate of eighty-eight (88%) percent of its issued and outstanding shares of Common Stock in exchange for one hundred fifty thousand ($150,000) dollars which shall be payable from fifty (50%) percent of the first three hundred thousand ($300,000) dollars received from any funding by the Company including, but not limited to, (A) the sale of shares of the Company to the public pursuant to a Registration Statement or (B) the sale of shares of the Company pursuant to a Private Placement Memorandum; and

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to enter into the Acquisition Agreement, which will cause Fastfix to become a wholly-owned subsidiary of the Company.

NOW THEREFORE, it is:

RESOLVED, that the Stockholders hereby authorize the Company to acquire Fastfix, so that the Fastfix shall become a wholly-owned subsidiary of the Company, and in order to accomplish said acquisition, hereby authorize the execution of the Acquisition Agreement; and

RESOLVED, that the officers of the Company, and each of them, are hereby authorized and empowered, in the name and on behalf of the Company, to execute such documents and to take such additional action as they or any of them may deem necessary or desirable in order to implement the intents and purposes of the foregoing resolution; and

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the 10th day of May, 2011.

Mintz & Fraade Enterprises, LLC

By:	/s/
Name
Title

Sierra Gray Capital, LLC

By:	/s/
Name
Title

Exhibit "E"

American Incorporators Ltd.
1220 N. Market Street, Suite 808
Wilmington, DE 19801

Secretary of State
Division of Corporations
Delivered 12:07 PM 07/21/2005
FILED 11:51 AM 07/21/2005
SRV 050602542 - 4003382 FILE

**Certificate of Incorporation of
Fastfix Inc.
A Close Corporation**

FIRST: The name of the corporation is Fastfix Inc.

SECOND: Its registered office is to be located at 1220 N. Market St., Suite 808, Wilmington, Delaware, in the County of New Castle. The registered agent in charge thereof is American Incorporators Ltd.

THIRD: The nature of the business and purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is one thousand five hundred (1,500). All such shares are to be without par value and are to be of one class.

FIFTH: The name and mailing address of the incorporator are as follows:

Curtis Sweltz
1220 N. Market St., Suite 808
Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the Certificate of Incorporation. The name and mailing address of the person(s) who will serve as initial director(s) until the first annual meeting of stockholders or until a successor(s) is elected and qualified are:

Iswara Simha Vijaya
4624 6 Avenue
Brooklyn, NY 11220

SEVENTH: Each person who serves or has served as a director shall not be personally liable for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

EIGHTH: All of the corporation's issued stock, exclusive of treasury shares, shall be held of record by not more than thirty (30) persons.

NINTH: All of the issued stock of all classes shall be subject to one or more of the restrictions on transfer permitted by Section 202 of the General Corporation Law.

TENTH: The corporation shall make no offering of any of its stock of any class which would constitute a "public offering" within the meaning of the United States Securities Act of 1933, as it may be amended from time to time.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts stated herein are true, and I have accordingly set my hand.

Curtis Sweltz

Incorporator
Curtis Sweltz

EXHIBIT G

UNANIMOUS WRITTEN CONSENT OF DIRECTORS
IN LIEU OF A MEETING OF THE BOARD OF DIRECTORS
-OF-
FASTFIX, INC.

The undersigned, being all of the directors of Fastfix, Inc. (the “Company”), a Delaware corporation, hereby consent to the adoption of the following resolutions by written consent, without a meeting of the Board of Directors of the Company, pursuant to Section 141(f) of the Delaware General Corporation Law:

WHEREAS, the Company wishes to be acquired by Madison Enterprises Group, Inc. (“Madison”), a public shell corporation, pursuant to an Acquisition Agreement, a copy of which is annexed hereto as Exhibit “A” (hereinafter, the “Acquisition Agreement”), whereupon the Company shall become a wholly-owned subsidiary of Madison; and

WHEREAS, pursuant to the Acquisition Agreement, (A) Madison shall acquire one hundred (100%) percent of the common stock of the Company in exchange for an aggregate of eighty-eight (88%) percent of the issued and outstanding shares of Common Stock of Madison plus ten million (10,000,000) shares of Series A Preferred Stock, which shall be distributed among the Company’s shareholders on a pro rata basis and (B) Madison shall be obligated to redeem an aggregate of eighty-eight (88%) percent of its issued and outstanding shares of Common Stock in exchange for one hundred fifty thousand ($150,000) dollars which shall be payable from fifty (50%) percent of the first three hundred thousand ($300,000) dollars received from any funding by Madison including, but not limited to (A) the sale of shares of the Madison to the public pursuant to a Registration Statement or (B) the sale of shares of the Madison pursuant to a Private Placement Memorandum; and

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to enter into the Acquisition Agreement, which will cause the Company to become a wholly-owned subsidiary of Madison.

NOW THEREFORE, it is:

RESOLVED, Madison shall acquire the Company, so that the Company shall become a wholly-owned subsidiary of Madison, and in order to accomplish said acquisition, the Board of Directors hereby authorizes the execution of the Acquisition Agreement; and

RESOLVED, that the officers of the Company, and each of them, are hereby authorized and empowered, in the name and on behalf of the Company, to execute such documents and to take such additional action as they or any of them may deem necessary or desirable in order to implement the intents and purposes of the foregoing resolution.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the 10th day of May, 2011.

____________________________
Vijaya S. Iswara

____________________________
Craig Eckert

EXHIBIT "H"

FASTFIX INC
FINANCIAL STATEMENTS

For the Periods ending December 31, 2010 and 2009

CONTENTS

Balance Sheet F-1

Statements of Operations F-2

Statements of Stockholders' Equity (Deficit) F-3

Statements of Cash Flows F-4

Notes to the Financial Statements 11

FASTFIX INC
BALANCE SHEET
December 31, 2010 and 2009

	Dec 31, 2010	Dec 31, 2009
ASSETS		
CURRENT ASSETS:		
Cash and cash equivalents	$ -	$ -
Total Current Assets	-	-
FIXED ASSETS:		
Software built-in-house	273,900	263,100
Accumulated depreciation	(239,333)	(149,869)
Total Fixed Assets	34,567	113,231
Total Assets	$ 34,567	$ 113,231
LIABILITIES AND STOCKHOLDERS' EQUITY		
CURRENT LIABILITIES:		
Current Liabilities	$ -	$ -
Total Current Liabilities	-	-
LONG TERM LIABILITIES:		
Loans from shareholders	3,442	3,442
Total Long Term Liabilities	3,442	3,442
STOCKHOLDERS' EQUITY:		
Common stock, $0.01 par value; 100,000,000 shares authorized and 49,829,313 and 49,675,027 issued and outstanding at December 31, 2010 and 2009 respectively	83,294	81,751
Additional paid-in capital	315,006	305,749
Retained earnings	(367,175)	(277,711)
Total Stockholders' Equity	31,125	109,789
Total Liabilities and Stockholders' Equity	$ 34,567	113,231

The accompanying notes are an integral part of these financial statements

F-1

FASTFIX INC

STATEMENT OF OPERATIONS

For the years ended December 31, 2010, and 2009

		For the Year Ending Dec 31, 2010		For the Year Ending Dec 31, 2009
REVENUES:				
Revenues	$	-	$	-
EXPENSES:				
General and administrative Expenses		-		561
Depreciation and amortization		89,464		84,917
Total Expenses		89,464		85,478
Operating Income		(89,464)		(85,478)
OTHER INCOME (EXPENSES):				
Interest Income (Expense), net		-		-
Total Other Income (Expenses), net		-		-
Net Income (Loss)	$	(89,464)	$	(85,478)
Income Taxes		-		-
Net Income (Loss) after Income Taxes		(89,464)		(85,478)
Earnings per common share		(0.00)		(0.00)
Weighted average number of common shares		49,714,338		49,521,798

The accompanying notes are an integral part of these financial statements

F-2

FASTFIX INC

STATEMENT OF STOCKHOLDERS' EQUITY
For the years ended December 31, 2010, and 2009

	Common Stock # of shares	(par) value $0.01	APIC	Retained Earnings / Accum. Deficit	Total Equity
	#	$	$	$	$
Balance, December 31, 2006	-	-	-	(32,287)	(32,287)
12/31/07 Issuance of Common stock Founder shares	41,500,000	-	-		-
12/31/07 Issuance of Common stock for services	2,007,572	20,076	(20,076)		-
12/31/07 Issuance of Common stock for Exp before incorporation	681,616	6,816	(6,816)		-
12/31/07 Issuance of Common stock for software building	5,325,125	53,251	(53,251)		-
12/31/07 Rounding Adjustment		1	(01)		-
12/31/07 Net Income (Loss) for the year		-	-	(94,511)	(94,511)
Balance, December 31, 2007	49,514,313	80,144	(80,144)	(126,798)	(126,798)
12/31/08 Net Income (Loss) for the year		-	-	(65,435)	(65,435)
Balance, December 31, 2008	49,514,313	80,144	(80,144)	(192,233)	(192,233)
12/15/09 Issuance of Common stock for software building	150,714	1,507	(1,507)		-
12/15/09 Issuance of Common stock for services	10,000	100	(100)		-
12/31/09 Net Income (Loss) for the year	-	-	-	(85,478)	(85,478)
Balance, December 31, 2009	49,675,027	81,751	(81,751)	(277,711)	(277,711)
09/30/10 Issuance of Common stock for software building	154,286	1,543	(1,543)		-
12/31/10 Net Income (Loss) for the year		-	-	(89,464)	(89,464)
Balance, December 31, 2010	49,829,313	83,294	(83,294)	(367,175)	(367,175)

The accompanying notes are an integral part of these financial statements

F-3

FASTFIX INC

STATEMENT OF CASH FLOWS

For the years ended December 31, 2010, and 2009

	2010	2009
Cash Flows from Operating Activities:		
Net Income	$ (89,464)	$ (85,478)
Adjustments to reconcile net income to net cash from operating activities:		
Depreciation	89,464	84,917
Stock issued for services	10,800	11,250
(Increase) decrease in operating assets	-	
Project due from In-house-software builders	-	55,250
Increase (decrease) in operating liabilities	-	
	-	-
Net Cash provided by Operating Activities	10,800	65,939
Cash Flows from Investing Activities:		
In-house-software built	(10,800)	(68,350)
Net Cash provided by Investing Activities	(10,800)	(68,350)
Cash Flows from Financing Activities:		
Loans from shareholders	-	2,580
Net Cash provided by Financing Activities	-	2,580
Net increase (decrease) in cash and cash equivalents	-	169
Cash and cash equivalents at the beginning of period	-	(169)
Cash and cash equivalents at the end of period	-	-

The accompanying notes are an integral part of these financial statements
F-4

FASTFIX INC
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Organization

Fastfix Inc (the Company) was incorporated on July 21, 2005 under the laws of the State of Delaware to engage in any lawful act or activity.

Significant progress has been made in several areas since forming the vision back in 1999-2000. This breakthrough software solution preliminary version was hosted at http://fastfixinc.cust.flarenetworks.com for over one year during 2001-2002. High-level strategic conceptual framework for the entire global trade infrastructure, encompassing all three distinct market segments, was fully finalized in March 2009. Currently our web site http://www.fastfixinc.com site is hosting many completed parts of the solution.

Further Technology developments and fine tuning of certain key features is in progress. Our unique process and methodology has USPTO # 10/908,753 patent pending status and was granted express permission from USPTO for global / international patent filings.

b. U.S. GAAP

The accompanying financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles.

NOTE 2. PROPERTY AND EQUIPMENT

The Company engaged the services of an Information Technology Company to develop and maintain the website with the unique features to represent the Company's goals and aspirations in reaching and serving its global customers, and recognized the value of the asset Software Built-in-House based on the billings of the IT Company. By this period, a significant part of the asset has been built enabling us to attract potential investors and clients and we are in the process of developing other important modules also.

The cost of the asset, valued on the above basis, and the accumulated depreciation thereof are as follows:

For the year ending December 31, 2010	2009
Cost recognized	$ 273,900	$ 263,100
Accumulated depreciation	(239,333)	(149,869)
Carrying value	34,567	113,231

NOTE 3. EARNINGS PER COMMON SHARE

Basic earnings per common share are computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. As of December 31, 2010 and 2009, the Company had 49,714,338 and 49,521,798 weighted average number of common shares respectively.

NOTE 4. TRANSACTIONS WITH RELATED PARTIES

The Company uses the services of MS Acctek Inc, which is controlled by the Company's CFO; since the pre-incorporation years, beginning 2002. The Company has issued a total of 1,389,858 common shares for a total amount of $65,250 for services rendered periodically since 2002.

NOTE 5. COMMON STOCK ISSUANCE

A total of 41,500,000 common shares were issued as founder shares without cost to the founders of the organization, and included in the shares issued and outstanding for both the years 2010 and 2009.

Exhibit I

Fastfix, Inc. Disclosure Statement

Section “6D”:  Compliance with the Law

None.

Section “6I”:  Non-Tax Liabilities

None.

Section “6J”:  Taxes

None.

Section “6K”:  Material Contracts

None.

Section “6L”:  Changes Since March 31, 2010

None.

Section “6P”:  Intellectual Property

On May 25, 2005, our director, Mr. Vijaya Iswara, filed a patent application of FastFix-The Cargo Fixture System with the United States Patent and Trademark Office (USPTO). The Serial No. is 908753 and Series Code is 10.  The publication date is November 30, 2006.  The FastFix system offers a comprehensive solution that maintains highest degree of relevance to market forces, cost structures unique to individual shipping organizations, ongoing but ever changing worldwide supply and demand for tonnage, expectations of commodity traders, shipbrokers and other participants such as international bankers.

As of the date of this Agreement, this patent has not been approved by the United States Patent and Trademark Office.

Section “6T”:  Certain Business Relationships

None.

Section “6U”:  Registration Rights

None.

Section “6Z”:  Properties and Assets

None.

Section “6W”:  Investments

None.

Section “6BB”:  Commitments

None.

Section “6CC”:  Permits

None.

Section “6DD”:  Banks

None.

Section “6FF”:  Transactions with Affiliates

None.

Section “6GG”:  Litigation

None.

Section “6II”:  SEC Documents

None.

Exhibit “J”

Certificate of Incorporation

of

Madison Enterprises Group, Inc.

Under Section 102 of the General Corporation Law of the State of Delaware

The undersigned, a natural person of at least eighteen (18) years of age, for the purpose of forming a corporation under the General Corporation Law of the State of Delaware, certifies that:

FIRST:                      The name of the corporation (hereinafter referred to as the "Corporation") is

                        Madison Enterprises Group, Inc.

SECOND:                The purpose or purposes for which the Corporation is formed are as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, market, distribute, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To enter into any lawful arrangements for sharing profits, union of interest, reciprocal concession, or cooperations with any corporation, association, partnership, syndicate, entity, person, or governmental, municipal, or public authority, domestic or foreign, in the carrying on of any business which the Corporation is authorized to carry on or any business or transaction deemed necessary, convenient, or incidental to the carrying out of any of the purposes of the Corporation.

To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and in any manner deal with and contract with reference to:

(A)           inventions, devices, formulas, processes and any improvements and modifications thereof;

               (B)           letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade- marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto; and

(C)           franchises, licenses, grants and concessions.

To enter into, make and perform contracts of every kind and description which may be necessary or convenient for the business of the Corporation, with any person, firm, association, corporation, municipality, county, state, body politic, or government, or colony, any dependency, or political or administrative division thereof.

To enter into and carry out partnerships (both general partnerships and limited partnerships) and other forms of joint arrangements with other persons, firms or corporations, so far as and to the extent that the same may be done and performed by a corporation organized under the General Corporation Law of the State of Delaware.

To carry on business at any place within the jurisdiction of the United States and in any and all foreign countries and to purchase any property at any such place or places.

To acquire and take over as a going concern, and thereafter to carry on the business of any person, firm or corporation engaged in any business which the Corporation is authorized to carry on and, in connection therewith, to acquire the good will and all or any of the assets and to assume or otherwise provide for all or any of the liabilities of any such business.

To borrow money for its corporate purposes and to make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures, or other obligations from time to time, for the purchase of property, or for any purpose in connection with the business of the Corporation, and, if deemed proper, to secure the payment of any such obligations, mortgages, pledge, deed of trust or otherwise.

To carry on any other similar business in connection with the foregoing, and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do so.

     To such extent as a corporation organized under the General Corporation Law of the State of Delaware may now or hereafter lawfully do, to perform or do each and everything necessary, suitable, convenient, or proper for, or in connection with, or incidental to, the accomplishment of any one or more of the purposes or the exercise of any one or more of the powers herein described, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general, to do any and all things and exercise any and all powers, rights and privileges for which a corporation now or hereafter may be organized under the General Corporation Law of the State of Delaware, or under any act amendatory thereof, supplemental thereto, or substituted therefore, including, but not limited to, all of the powers enumerated in Sections 121-123 of the Delaware State General Corporation Law or any other statute of the State of Delaware.

THIRD:                      The registered office of the Corporation is to be located in Kent County, in the State of Delaware at 615 South Dupont Highway, Dover, Delaware 19901, and the registered agent in charge thereof is Colby Attorneys Service Co., Inc.

FOURTH:                 The aggregate number of shares which the Corporation shall have authority to issue is fifty five million (55,000,000) shares, of which fifty million (50,000,000) shares shall be Common Stock, par value of $.001 per share and five million (5,000,000) shares shall be Preferred Stock, par value of $.01 per share.

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

(A)           the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(B)           whether the shares of such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited;

(C)           the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of preferred stock;

(D)           whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

(E)           the amount or amounts payable upon shares of such series in the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(F)           whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

(G)           whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(H)           the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the
Corporation of, the common stock or shares of stock of any other class or any other series of preferred stock;

(I)           the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

(J)           any other powers, preferences and other special rights, relative, participating, optional or otherwise, and any qualifications, limitations and restrictions thereon.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereon, if any, may differ from those of any and all other series at any time outstanding.  All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

No holder of shares of the Corporation of any class whether now or hereafter authorized shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by the Corporation.

FIFTH:                       The duration of the Corporation is to be perpetual.

SIXTH:                      Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision hereof is intended to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the General Corporation Law of the State of Delaware upon corporations of the State of Delaware, upon the Corporation, its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, without limitation, the power of the Corporation to furnish indemnification to any person or persons in the capacities defined and prescribed by the General Corporation Law of the State of Delaware and the defined and prescribed rights of a person or persons to indemnification as the same are conferred by the General Corporation Law of the State of Delaware.

SEVENTH:               The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

EIGHTH:                   The name and address of the incorporator are as follows: Alan P. Fraade, Esq. c/o Mintz & Fraade, P.C. 488 Madison Avenue, New York, New York 10022.

IN WITNESS WHEREOF, this Certificate has been subscribed this 17th day of August 2006 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

By:	/s/ Alan P. Fraade
Alan P. Fraade, Esq.
c/o Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 100

Exhibit “K”

BY LAWS

OF

MADISON ENTERPRISES GROUP, INC.

(A DELAWARE CORPORATION)

I

OFFICES

Section 1.  Registered Office.  The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware.

Section 2.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

II

MEETING OF STOCKHOLDERS

Section 1.  Place of Meeting.  Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.  Annual Meetings.  The Annual Meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.

Section 3.  Special Meetings.  Special Meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board, the President, or by the holders of shares entitled to cast not less that 25% of the votes at the meeting.  Upon request in writing to the Chairman of the Board, the President, any Vice President or the Secretary by any person (other than the board) entitled to call a special meeting of the stockholders, the officer forthwith shall cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 15 nor more than 60 days after the receipt of the request.  If the notice is not given within 20 days after receipt of the request, the persons entitled to call the meeting may give the notice.

Section 4.  Notice of Meetings.  Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation.

Section 5.  Quorum; Adjournment.  At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or the Certificate of Incorporation.  Where a separate vote by a class, classes or series is required, a majority of the outstanding shares of such class, classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, unless or except to the extent that the presence of a larger number may be required by law or the Certificate of Incorporation.  If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time without notice other than announcement at the meeting, until a quorum shall be present or represented.

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given in conformity herewith.  At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 6.  Organization.  At every meeting of the shareholders, the chairman of the board, if there be one, or in the case of a vacancy in the office or absence of the chairman of the board, one of the following persons present in the order stated shall act as chairman of the meeting:  the vice chairman of the board, if there be one, the president, the vice presidents in their order of rank or seniority, a chairman designated by the board of directors or a chairman chosen by the stockholders in the manner provided in Section 5 of this Article II.  The secretary, or in his absence, an assistant secretary, or in the absence of the secretary and the assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary.

Section 7.  Proxies and Voting.  At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his name on the record date for the meeting, except as otherwise provided herein or required by law or the Certificate of Incorporation.

All voting, including on the election of directors but excepting where otherwise provided herein or required by law or the Certificate of Incorporation, may be by a voice vote; provided, however, that upon demand thereof by a stockholder entitled to vote or such stockholder's proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.  Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the Board of Directors.

All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law or the Certificate of Incorporation, all other matters shall be determined by a majority of the votes cast.

Section 8.  Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder's name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which places shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any stockholder who is present.  This list shall presumptively determine the identity of the stockholder entitled to vote at the meeting and the number of shares held by each of them.

Section 9.  Inspectors of Election.  In advance of any meeting of stockholders, the Board of Directors may appoint inspectors of election, who need not be stockholders, to act at such meeting or any adjournment thereof.  If inspectors of election are not so appointed, the person presiding at any such meeting may, and on the request of any stockholder entitled to vote at the meeting and before voting begins shall, appoint inspectors of election.  The number of inspectors shall be either one or three, as determined, in the case of inspectors appointed upon demand of a stockholder, by the stockholders in the manner provided in Section 5 of this Article II, and otherwise by the Board of Directors or person presiding at the meeting, as the case may be.  If any person who is appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting, or at the meeting by the person presiding at the meeting.  Each inspector, before entering upon the discharge of his duties, shall take an oath faithfully to execute the duties of inspector at such meeting.

If inspectors of election are appointed as aforesaid, they shall determine from the lists referred to in Section 8 of this Article II the number of shares outstanding, the shares represented at the meeting, the existence of a quorum, and the voting power of shares represented at the meeting, determine the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote or the number of votes which may be cast, count and tabulate all votes or ballots, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders entitled to vote thereat.  If there be three inspectors of election, the decision, act or certificate of both shall be effective in all respects as the decision, act or certificate of both.

Unless waived by vote of the stockholders conducted in the manner which is provided in Section 5 of this Article II, the inspectors shall make a report in writing of any challenge or question or matter which is determined by them, and execute a sworn certificate of any facts found by them.

Section 10.  Actions by Stockholders.  Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery to a Corporation's registered office shall be by certified or registered mail, return receipt requested.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

III

BOARD OF DIRECTORS

Section 1.  Duties and Powers.  The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.  The use of the phrase "Whole Board" herein refers to the total number of directors which the corporation would have if there were no vacancies.

Section 2.  Number and Term in Office.  A director need not be a stockholder, a citizen of the United States or a resident of the State of Delaware.  The authorized number of directors constituting the Board of Directors shall consist of one person.  Thereafter, the number of directors constituting the Whole Board shall be at least one.  Subject to the foregoing limitation and except for the first Board of Directors, such number may be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be one.  The number of directors may be increased or decreased by action of stockholders or of the directors.  Except as provided in Section 3 of this Article III, directors shall be elected by the holders of record of a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.  Any director may resign at any time upon written notice to the Corporation.

Section 3.  Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders entitled to vote at any Annual or Special Meeting held in accordance with Article II, and the directors so chosen shall hold office until the next Annual or Special Meeting duly called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Section 4.  Nominations of Directors; Election.  Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors, or by any stockholder entitled to vote generally in the election of directors who complies with the procedures set forth in this Section 4.  Directors shall be at least 21 years of age.  Directors need not be stockholders.  At each meeting of stockholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.  All nominations by stockholders shall be made pursuant to timely notice in proper written form to the Secretary of the Corporation.  To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  To be in proper written form, such stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Corporation's books, of such stockholder and (y) the class and number of shares of the Corporation which are beneficially owned by such stockholder.

Section 5.  Meetings.  The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.  The first meeting of each newly-elected Board of Directors shall be held immediately following the Annual Meeting of Stockholders and no notice of such meeting shall be necessary to be given the newly-elected directors in order legally to constitute the meeting, provided a quorum shall be present.  Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or at least one of the directors then in office.  Notice thereof stating the place, date and hour of the meetings shall be given to each director by mail, facsimile or telegram not less than seventy-two (72) hours before the date of the meeting.  Meetings may be held at any time without notice if all the directors are present or if all those not present waive such notice in accordance with Section 2 of Article VI of these By-laws.

Section 6.  Quorum.  Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-laws, at all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7.  Action of Board Without a Meeting.  Unless otherwise provided by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 8.  Resignations.  Any director of the Corporation may resign at any time by giving written notice to the president or the secretary.  Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.  Organization.  At every meeting of the Board of Directors, the Chairman of the Board, if there be one, or, in the case of a vacancy in the office or absence of the Chairman of the Board, one of the following officers present in the order stated shall act as Chairman of the meeting:  the president, the vice presidents in their order of rank and seniority, or a chairman chosen by a majority of the directors present.  The secretary, or, in his absence, an assistant secretary, or in the absence of the secretary and the assistant secretaries, any person appointed by the Chairman of the meeting shall act as secretary.

Section 10.  Committees.  The Board of Directors may, by resolution passed by a majority of the directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, whom may replace any absent or disqualified member at any meeting of any such committee.  In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Any committee, to the extent allowed by law and provided in the By-laws or resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Each committee shall keep regular minutes and reports to the Board of Directors when required.

Section 11.  Compensation.  Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation of directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 12.  Removal.  Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

IV

OFFICERS

Section 1.  General.  The officers of the Corporation shall be appointed by the Board of Directors and shall consist of a Chairman of the Board or a President, or both, one or more Vice Presidents, a Treasurer and a Secretary.  The Board of Directors may also choose one or more assistant secretaries and assistant treasurers, and such other officers and agents as the Board of Directors, in its sole and absolute discretion shall deem necessary or appropriate as designated by the Board of Directors from time to time.  Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-laws provide otherwise.

Section 2.  Election; Term of Office.  The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect a Chairman of the Board or a President, or both, one or more Vice Presidents, and a Secretary and a Treasurer, and may also elect at that meeting or any other meeting, such other officers and agents as it shall deem necessary or appropriate.  Each officer of the Corporation shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors together with the powers and duties which are customarily exercised by such officer; and each officer of the Corporation shall hold office until such officer's successor is elected and qualified or until such officer's earlier resignation or removal.  Any officer may resign at any time upon written notice to the Corporation.  The Board of Directors may at any time, with or without cause, by the affirmative vote of a majority of directors then in office, remove an officer.

Section 3.  Chairman of the Board.  The Chairman of the Board, if there be such an officer, shall be the chief executive officer of the Corporation.  The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors and shall have such other duties and powers as may be prescribed by the Board of Directors from time to time.

Section 4.  President.  The President shall be the chief operating officer of the Corporation, shall have general and active management of the business of the Corporation, having general control of the business and affairs of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.  The President shall have and exercise such further powers and duties as may be specifically delegated to or vested in the President from time to time by these By-laws or the Board of Directors.  In the absence of the Chairman of the Board or in the event of his inability or refusal to act, or if the Board has not designated a Chairman, the President shall perform the duties of the Chairman of the Board, and when so acting, shall have all the powers and be subject to all of the restrictions upon the Chairman of the Board.

Section 5.  Vice President.  In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event that there be more than one vice president, the vice presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The vice presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

Section 6.  Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required.  The Secretary shall give, or cause to be given notice of meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President.  If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given.  The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix same to any instrument requiring it and when so affixed, it may be attested to by the signature of the Secretary or by the signature of any such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by his or her signature.  The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 7.  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep complete and accurate accounts of all receipts and disbursements of the Corporation, and shall deposit all monies and other valuable effects of the Corporation in its name and to its credit in such banks and other depositories as may be designated from time to time by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation, taking proper vouchers and receipts for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.  The Treasurer shall, when and if required by the Board of Directors, give and file with the Corporation a bond, in such form and amount and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of his or her duties as Treasurer.  The Treasurer shall have such other powers and perform such other duties as the Board of Directors or the President shall from time to time prescribe.

Section 8.  Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors.  The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 9.  Resignations.  Any officer may resign at any time by giving written notice to the Corporation; provided, however, that notice to the Board of Directors, the Chairman of the Board, the President or the Secretary shall be deemed to constitute notice to the Corporation.  Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 10.  Removal.  Any officer or agent may be removed, either with or without cause, at any time, by the Board of Directors at any meeting called for that purpose; provided, however, that the President may remove any agent appointed by him.

Section 11.  Vacancies.  Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner which is prescribed for election or appointment to such office.

V

STOCK

Section 1.  Form of Certificates.  Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board or the President or a Vice President and (ii) by the Treasurer or Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation.

Section 2.  Signatures.  Any or all the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3.  Lost Certificates.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.  Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-laws.  Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate thereof, which shall be canceled before a new certificate shall be issued.

Section 5.  Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.  A determination of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.  Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 7.  Voting Securities Owned by the Corporation.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the President, any Vice President or the Secretary and any such officer may, in the name of and on behalf of the Corporation take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.  The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

VI

NOTICES

Section 1.  Notice.  Whenever, under the provisions of the laws of this state or the Certificate of Incorporation or these By-laws, any notice, request, demand or other communication is required to be or may be given or made to any officer, director, or registered stockholder, it shall not be construed to mean that such notice, request, demand or other communication must be given or made in person, but the same may be given or made by mail, telegraph, cablegram, telex, or telecopier to such officer, director or registered stockholder.  Any such notice, request, demand or other communication shall be considered to have been properly given or made, in the case of mail, telegraph or cable, when deposited in the mail or delivered to the appropriate office for telegraph or cable transmission, and in other cases when transmitted by the party giving or making the same, directed to the officer or director at his address as it appears on the records of the Corporation or to a registered stockholder at his address as it appears on the record of stockholders, or, if the stockholder shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, then directed to the stockholder at such other address.  Notice to directors may also be given in accordance with Section 5 of Article III hereof.

Whenever, under the provisions of the laws of this state or the Certificate of Incorporation or these By-laws, any notice, request, demand or other communication is required to be or may be given or made to the Corporation, it shall also not be construed to mean that such notice, request, demand or other communication must be given or made in person, but the same may be given or made to the Corporation by mail, telegraph, cablegram, telex, or telecopier.  Any such notice, request, demand or other communication shall be considered to have been properly given or made, in the case of mail, telegram or cable, when deposited in the mail or delivered to the appropriate office for telegraph or cable transmission.

Section 2.  Waivers of Notice.  Whenever any written notice is required to be given under the provisions of the Certificate of Incorporation, these By-laws or a statute, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice of such meeting.

Attendance of a person, either in person or by proxy, at any meeting, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice of such meeting.

VII

GENERAL PROVISIONS

Section 1.  Dividends.  Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting or by any Committee of the Board of Directors having such authority at any meeting thereof, and may be paid in cash, in property, in shares of the capital stock, or in any combination thereof.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2.  Disbursements.  All notes, checks, drafts and orders for the payment of money issued by the Corporation shall be signed in the name of the Corporation by such officers or such other persons as the Board of Directors may from time to time designate.

Section 3.  Corporation Seal.  The corporate seal, if the Corporation shall have a corporate seal, shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware".  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

VIII

INDEMNIFICATION

Section 1.  Indemnification of Directors and Officers in Third Party Proceedings.  The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding " (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful.  The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

Section 2.  Indemnification of Directors and Officers in Corporate Proceedings.  The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding"  (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 3.  Indemnification of Authorized Representatives.  To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.  Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

Section 4.  General Terms.  Any indemnification under Section 1 and Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in Section 1 and Section 2 of this Article VIII.  Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

Section 5.  Amendment.  Any amendment to Article VIII shall not apply to any liability of a director, officer, employee or agent arising out of a transaction or omission occurring prior to the adoption of such amendment, but any such liability based on a transaction or omission occurring prior to the adoption of such amendment shall be governed by Article VIII of these By-laws, as in effect at the time of such transaction or omission.

Section 6.  Insurance and Trust Fund.  In furtherance and not in limitation of the powers conferred by statute:

(1)           the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(2)           the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

Section 7.  Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

IX

AMENDMENTS

Except as otherwise specifically stated within an Article to be altered, amended or repealed, these By-laws may be altered, amended or repealed and new By-laws may be adopted at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting.

EXHIBIT L

UNANIMOUS WRITTEN CONSENT OF DIRECTORS

IN LIEU OF A MEETING OF THE BOARD OF DIRECTORS

-OF-

MADISON ENTERPRISES GROUP, INC.

The undersigned, being all of the directors of Madison Enterprises Group, Inc. (the “Company”), a Delaware corporation, hereby consent to the adoption of the following resolutions by written consent, without a meeting of the Board of Directors of the Company, pursuant to Section 141(f) of the Delaware General Corporation Law:

WHEREAS, the Company wishes to acquire Fastfix, Inc. (“Fastfix”), a privately held corporation, pursuant to an Acquisition Agreement, a copy of which is annexed hereto as Exhibit “A” (hereinafter, the “Acquisition Agreement”), whereupon Fastfix shall become a wholly-owned subsidiary of the Company; and

WHEREAS, pursuant to the Acquisition Agreement, (A) the Company shall acquire one hundred (100%) percent of the common stock of Fastfix in exchange for an aggregate of eighty-eight (88%) percent of the issued and outstanding shares of Common Stock of the Company plus ten million (10,000,000) shares of Series A Preferred Stock, which shall be distributed among Fastfix’s shareholders on a pro rata basis and (B) the Company shall be obligated to redeem an aggregate of eighty-eight (88%) percent of its issued and outstanding shares of Common Stock in exchange for one hundred fifty thousand ($150,000) dollars which shall be payable from fifty (50%) percent of the first three hundred thousand ($300,000) dollars received from any funding by the Company including, but not limited to, (A) the sale of shares of the Company to the public pursuant to a Registration Statement or (B) the sale of shares of the Company pursuant to a Private Placement Memorandum; and

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to enter into the Acquisition Agreement, which will cause Fastfix to become a wholly-owned subsidiary of the Company; and

WHEREAS, upon completion of the closing, Vijaya S. Iswara and Craig Eckert shall be appointed as Officers and Directors of the Company and the Company shall accept the resignation of Michael Zaroff, Frederick M. Mintz and Alan P. Fraade as Officers and Directors of the Company.

NOW THEREFORE, it is:

RESOLVED, the Company shall acquire Fastfix, so that Fastfix shall become a wholly-owned subsidiary of the Company, and in order to accomplish said acquisition, hereby authorizes the execution of the Acquisition Agreement; and

RESOLVED, that the officers of the Company, and each of them, are hereby authorized and empowered, in the name and on behalf of the Company, to execute such documents and to take such additional action as they or any of them may deem necessary or desirable in order to implement the intents and purposes of the foregoing resolution; and
RESOLVED, that upon completion of the closing, Vijaya S. Iswara and Craig Eckert are hereby appointed as Officers and Directors of the Company, and the Company accepts the resignation of Michael Zaroff, Frederick M. Mintz and Alan P. Fraade as Officers and Directors of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the 10th day of May, 2011.

By:
Name: Michael Zaroff
Title: Director

By:
Name: Frederick M. Mintz
Title: Director

Date	By:	/s/
Name: Alan P. Fraade
Title: Director

Exhibit M

Madison Enterprises Group, Inc. Disclosure Statement

Section “8D”:  Compliance with the Law

None.

Section “8I”:  Non-Tax Liabilities

None.

Section “8J”:  Taxes

None.

Section “8K”:  Material Contracts

None.

Section “8L”:  Changes Since March 31, 2010

None.

Section “8P”:  Intellectual Property

None.

Section “8T”:  Certain Business Relationships

None.

Section “8U”:  Registration Rights

The twenty-one (21) initial stockholders of Madison are included in the Registration Statement pending with the SEC.

Section “8Z”:  Properties and Assets

None.

Section “8W”:  Investments

None.

Section “8BB”:  Commitments

None.

Section “8CC”:  Permits

None.

Section “8DD”:  Banks

None.

Section “8FF”:  Transactions with Affiliates

None.

Section “8GG”:  Litigation

None.

Section “8II”:  SEC Documents

None.